EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
by and among
DEMAND MEDIA, INC.,
SOCIETY6, LLC,
THE SELLERS PARTY HERETO
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS SELLER REPRESENTATIVE
Dated as of June 20, 2013

3.3	Ultimate Parent Entity	32
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		32
4.1	Organization	32
4.2	Authorization	32
4.3	No Conflict or Violation	32
4.4	Consents and Approvals	33
4.5	Title to Units	33
4.6	Affiliate Transactions	33
4.7	Litigation	33
4.8	No Brokers	33
4.9	Accredited Status	33
4.1	Legends	34
4.11	Exculpation by Seller	35
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF Buyer		35
5.1	Organization	35
5.2	Authorization	35
5.3	No Conflict or Violation	35
5.4	Equity Consideration	36
5.5	Securities Act	36
5.6	Availability of Funds	36
5.7	No Brokers	36
5.8	Acknowledgment	36
ARTICLE VI. COVENANTS		36
6.1	Confidentiality and Non-Competition.	36
6.2	Further Assurances	39
6.3	[RESERVED]	39
6.4	[RESERVED]	39
6.5	[RESERVED]	39
6.6	Preservation and Transfer of Data	39
6.7	Tax Matters	39
6.8	Audits	42
6.9	Collection of Accounts Receivable	43
6.1	Employee Matters	43
6.11	Publicity	43
6.12	Release	44
6.13	Restrictions on Transfer	44
ARTICLE VII. [reserved]		45
ARTICLE VIII. INDEMNIFICATION; REMEDIES		45
8.1	Survival of Representations, Etc	45
8.2	Indemnification.	45
8.3	Holdback Amount	53
8.4	Exclusive Remedy	56

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ARTICLE IX. [RESERVED]		56
ARTICLE X. MISCELLANEOUS		56
10.1	Defined Terms	56
10.2	Notices.	68
10.3	Rules of Construction	69
10.4	Titles	70
10.5	Entire Agreement	70
10.6	Assignment	70
10.7	Amendment or Modification	70
10.8	Waiver	70
10.9	Severability	71
10.1	References	71
10.11	Burden and Benefit	72
10.12	Governing Law	72
10.13	Consent to Jurisdiction	72
10.14	Waiver of Trial by Jury	72
10.15	Legal Fees	73
10.16	S6 Holdings Members.	73
10.17	Arbitration	73
10.18	Specific Performance	74
10.19	Cumulative Remedies	74
10.2	Conflict of Interest	74
10.21	Expenses	74
10.22	Representation by Counsel	74
10.23	Execution and Counterparts	75

iii

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT, dated as of June 20, 2013 (this “Agreement”), is by and among: (i) Demand Media, Inc., a Delaware corporation (“Buyer”); (ii) Society6, LLC, a Delaware limited liability company (the “Company”); (iii) the holders of the Units of the Company (each, a “Seller” and collectively, the “Sellers”); and (iv) Shareholder Representative Services LLC, solely in its capacity as the Seller Representative (the “Seller Representative”). Each of the Company and the Sellers may be referred to herein as a “Seller Party” and collectively, as the “Seller Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE X.
RECITALS
WHEREAS, the Sellers own all of the issued and outstanding membership interests (including 100% of the capital and profits) of the Company (collectively, the “Units”);
WHEREAS, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Units, subject to the terms and conditions of this Agreement; and
WHEREAS, Buyer has entered into an employment offer letter (each, an “Employment Offer Letter”) with each of Justin Cooper, Justin Wills and Lucas Tirigall-Caste (each, a “Key Employee”), each such Employment Offer Letter to automatically become effective on the Closing Date.
AGREEMENT
NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE
1.1    Purchase and Sale of Units. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all right, title and interest in and to the Units, free and clear of all Encumbrances. The consideration to be paid by Buyer to the Sellers with respect to such Units shall consist of the payment by Buyer of cash and the issuance by Buyer of shares of Buyer Common Stock, in each case, as set forth in Section 1.2 hereof. At the Closing, the sale, assignment and transfer of the Units from the Sellers to Buyer shall occur automatically without the need for further action by any party hereto, and each Seller hereby assigns to Buyer all Units held by such Seller, effective upon the Closing.
1.2    Consideration. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale, assignment, transfer, conveyance and delivery from the Sellers to Buyer of the Units in accordance with Section 1.1 hereof, at the Closing, Buyer shall pay the following Consideration to the Sellers:
(a)    Equity Consideration: At the Closing, Buyer shall issue to the Sellers an aggregate number of shares of Buyer Common Stock equal to (i) $20,000,000 divided by the Price Per Share minus (ii) the Holdback Stock Amount and minus (iii) the FA Stock Amount (the “Equity Consideration”). The shares of Buyer Common Stock shall be allocated among and issued to the Sellers as set forth on Schedule 1.2 of the Disclosure Schedules.
(b)    Cash Consideration Paid to all Sellers: Subject to the following sentence and the other provisions of this Agreement, Buyer shall pay to the Sellers an aggregate amount of cash (clauses (i) – (v) below, the “Cash Consideration”) equal to:
(i)    $75,000,000;
(ii)    minus, the amount, if any, by which Estimated Working Capital is less than the Working Capital Target;
(iii)    plus, the amount, if any, by which Estimated Working Capital is greater than the Working Capital Target;
(iv)    minus, Estimated Long Term Liabilities if Estimated Long Term Liabilities exceed zero; and
(v)    minus, Estimated Cash Transaction Expenses.

At the Closing, Buyer shall pay to the Sellers an aggregate amount of cash equal to (x) the Cash Consideration, (y) minus the Holdback Cash Amount (which shall be held back by Buyer in accordance with Section 1.3 hereof), and (z) minus the Seller Representative Reserve (which shall be funded to the Seller Representative in accordance with Section 1.4 hereof). The Cash Consideration to be paid at the Closing shall be allocated among the Sellers as set forth on Schedule 1.2 of the Disclosure Schedules. At the Closing, Buyer shall pay the Estimated Cash Transaction Expenses to the appropriate third parties as set forth in Pre-Closing Statement by wire transfer of immediately available funds to the accounts designated in writing to Buyer at least two Business Days prior to Closing.
(c)    Each Seller acknowledges and agrees that the Consideration to be received by such Seller pursuant to this ARTICLE I constitutes all of the consideration to be received by such Seller in exchange for the sale and transfer to Buyer of such Seller’s entire membership interest in the Company, irrespective of any provisions in the LLC Agreement or in any other agreement governing the equity interests of the Company.
1.3    Holdback Amount. Buyer shall (as set forth in Section 1.2) (i) deduct from the Cash Consideration to be paid at the Closing an aggregate of $7,900,000 in cash (the “Holdback Cash Amount”) and (ii) withhold from the Equity Consideration to be issued at the Closing an aggregate number of shares of Buyer Common Stock equal to $2,100,000 divided by the Price Per Share (the “Holdback Stock Amount” and, together with the Holdback Cash Amount, the “Holdback Amount”) to be used to provide for a post-closing working capital adjustment, if any, as set forth in Section 1.6 hereof and applied towards satisfaction of the Seller Parties’ indemnification obligations, if any, as set forth in ARTICLE VIII hereof. The Holdback Amount shall be retained by Buyer and/or released to the Sellers, as applicable, pursuant to the terms and subject to the conditions of this Agreement. Upon distribution of any remaining Holdback Amount to the Sellers as contemplated by ARTICLE VIII, such amounts shall be distributed to the Sellers in accordance with their respective Pro Rata Percentages.
1.4    Seller Representative Reserve.
(a)    Notwithstanding anything to the contrary in this ARTICLE I, at the Closing, Buyer shall, or shall cause to be, deposited, in an account designated by the Seller Representative, $100,000 (the “Seller Representative Reserve”), which amount shall be deemed to reduce the Cash Consideration otherwise payable at Closing under this ARTICLE I and which shall be held by the Seller Representative for the benefit of the Sellers in accordance with this Section 1.4 and Section 8.2(f). The parties agree to treat the Seller Representative Reserve as owned by the Sellers in accordance with their Pro Rata Percentages and to file all Tax Returns on a basis consistent with such treatment.

(b)    The Seller Representative Reserve may be applied as the Seller Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Seller Representative incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Sellers will not receive any interest or earnings on the Seller Representative Reserve and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Seller Representative Reserve other than as a result of its gross negligence or willful misconduct.
(c)    The balance of the Seller Representative Reserve held pursuant to this Section 1.4, if any, shall be distributed to the Sellers by the Seller Representative; provided that, in the event that any portion of the Seller Representative Reserve is to be distributed to one or more Sellers pursuant to this Section 1.4, the Sellers hereby direct that two percent (2%) of any such portion of the Seller Representative Reserve otherwise distributable to such Sellers hereunder shall instead be distributed to the Financial Advisor (and the amount of such portion of the Seller Representative Reserve otherwise payable to each Seller pursuant to this Section 1.4 shall be correspondingly reduced). Each Seller shall be deemed to have contributed an amount to the Seller Representative Reserve equal to its respective Pro Rata Percentage of the Seller Representative Reserve. Notwithstanding the foregoing, the Seller Representative Reserve shall only be so distributed when the Seller Representative determines, in its sole discretion, that such distribution is appropriate. The Sellers agree that the Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Seller Representative Reserve and that the Seller Representative shall have no responsibility for tax reporting with respect to the ultimate distribution of any balance of the Seller Representative Reserve. None of Buyer or the Company or their respective Affiliates shall have any liability or responsibility to the Sellers with respect to the Seller Representative Reserve or the actions and responsibilities of the Seller Representative contemplated by this Section 1.4, and the Sellers shall seek distribution of the Seller Representative Reserve solely from the Seller Representative.
1.5    Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any Seller such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding was made. With respect to tax withholding on the Equity Consideration payable to the Sellers pursuant to Section 1.2 above, unless otherwise determined by Buyer, Buyer shall withhold shares of Buyer Common Stock otherwise issuable with respect to such payments having a fair market value equal to the sums required to be withheld by federal, state, local and/or foreign

Tax law. Buyer shall timely provide the applicable Seller evidence of any withholding made pursuant to this Section 1.5.
1.6    Working Capital Adjustment.
(a)    Pre-Closing Statement. The Company has prepared and delivered to Buyer an unaudited statement of Estimated Working Capital, Estimated Long Term Liabilities and Estimated Transaction Expenses (including the recipients thereof and the amounts payable thereto) as of the Closing (the “Pre‑Closing Statement”), which has been be prepared by the Company in accordance with the Agreed Accounting Principles, and includes any Current Liabilities, Transaction Expenses or Long Term Liabilities that are reasonably likely to arise as a result of the occurrence of the Closing. The Pre‑Closing Statement is accompanied by reasonably detailed schedules indicating a calculation of the Estimated Working Capital and Estimated Long Term Liabilities as of the Closing Date and of the adjustment to the Cash Consideration (if any) as calculated in the manner set forth in Section 1.2 hereof.
(b)    Pre-Closing Adjustment. Prior to Closing, the Cash Consideration shall be adjusted as follows:
(i)    If Estimated Working Capital set forth on the Pre-Closing Statement is less than zero dollars (the “Working Capital Target”), then the Cash Consideration payable to Sellers at Closing shall be reduced by an amount equal to the amount by which the Working Capital Target exceeds the Estimated Working Capital as set forth in Section 1.2(b)(ii).
(ii)    If Estimated Working Capital set forth on the Pre-Closing Statement is greater than the Working Capital Target, then the Cash Consideration payable to Sellers at Closing shall be increased by an amount equal to the amount by which the Estimated Working Capital exceeds the Working Capital Target as set forth in Section 1.2(b)(iii).
(iii)    If Estimated Long Term Liabilities of the Company exceed zero, then the Cash Consideration payable to Sellers at Closing shall be reduced by the amount of Estimated Long Term Liabilities as set forth in Section 1.2(b)(iv).
(iv)    If Estimated Cash Transaction Expenses of the Company exceed zero, then the Cash Consideration payable to Sellers at Closing shall be reduced by the amount of Estimated Cash Transaction Expenses as set forth in Section 1.2(b)(v).
(c)    Post-Closing Adjustment.
(i)    Closing Statement. No later than 90 calendar days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a Statement of Working Capital, Long Term Liabilities and Transaction Expenses as of the Closing (the “Closing

Statement”), which shall be prepared by Buyer’s personnel in accordance with the Agreed Accounting Principles. The Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Working Capital, Long Term Liabilities, Transaction Expenses, the Working Capital Adjustment Amount, the Long Term Liabilities Adjustment Amount and the Transaction Expenses Adjustment Amount.
(ii)    Post-Closing Working Capital Adjustment Amount. As used herein, the “Working Capital Adjustment Amount” shall equal the Working Capital minus the Estimated Working Capital.
(iii)    Long Term Liabilities Adjustment Amount. As used herein, the “Long Term Liabilities Adjustment Amount” shall equal the Estimated Long Term Liabilities minus the Long Term Liabilities of the Company (for the avoidance of doubt, the Estimated Long Term Liabilities and Long Term Liabilities shall each be reflected as a positive number for purposes of the above calculation or, if applicable, as zero).
(iv)    Transaction Expenses Adjustment Amount. As used herein, the “Transaction Expenses Adjustment Amount” shall equal the Estimated Transaction Expenses minus the Transaction Expenses of the Company (for the avoidance of doubt, the Estimated Transaction Expenses and Transaction Expenses shall each be reflected as a positive number for purposes of the above calculation or, if applicable, as zero).
(v)    Adjustment Amount. The “Adjustment Amount” shall equal the Working Capital Adjustment Amount (which may be a positive or negative number) plus the Long Term Liabilities Adjustment Amount (which may be a positive or negative number) plus the Transaction Expenses Adjustment Amount (which may be a positive or negative number).
(d)    Disputed Adjustment Amount. The Seller Representative shall have until 30 days after the Seller Representative’s receipt of the Closing Statement to review it and either accept the Closing Statement or propose adjustments thereto. All adjustments proposed by the Seller Representative shall be in writing specifying in reasonable detail the particulars of such disagreement in a written statement delivered to Buyer (the “Adjustment Statement”). If the Seller Representative accepts such Closing Statement without further adjustment or fails to deliver an Adjustment Statement within such 30 day period, the Adjustment Amount set forth in such Closing Statement shall be the “Final Adjustment Amount” for purposes of this Agreement.
(e)    Resolution of Disputed Adjustment Amount. If the Seller Representative delivers an Adjustment Statement, Buyer and the Seller Representative shall use their reasonable efforts for a period of 30 calendar days after the Seller Representative’s delivery of such Adjustment Statement (or such longer period as Buyer and the Seller Representative shall mutually agree upon) to resolve any disagreements raised by the Seller Representative with respect to the calculation of the Adjustment Amount. If the Seller Representative and Buyer resolve such disagreements, then the Adjustment Amount, as agreed between the Seller Representative and Buyer, shall be the “Final Adjustment Amount” for purposes of this Agreement. If, at the end of such period, Buyer and the Seller Representative are unable to resolve such disagreements, Buyer and the Seller Representative shall jointly select and retain an independent auditor of recognized national standing to resolve any remaining disagreements, provided that KPMG LLP will be the independent auditor if Buyer and the Seller Representative cannot agree on the selection of such independent auditor. The engagement agreement for the independent auditor must specify that the independent auditor will act as a neutral arbiter and not as a fiduciary to or advocate of either the Seller Representative or Buyer. The independent auditor will consider only those items and amounts set forth in the Adjustment Statement that Buyer and the Seller Representative are unable to resolve. In making its determination, the independent auditor shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Seller Representative or Buyer or that is less than the lowest value for such amount claimed by either the Seller Representative or Buyer. The determination by such independent auditor shall be final, binding and conclusive on the parties. If the independent auditor is retained pursuant to this Section 1.6(e), the Adjustment Amount as finally determined by the independent auditor shall be the “Final Adjustment Amount” for purposes of this Agreement. Buyer and the Seller Representative shall use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its selection. The fees and expenses of such independent auditor shall be borne by Buyer and the Seller Representative (solely on behalf of the Sellers) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that the Seller Representative’s claim prevails with respect to $250,000 of such disputed items and Buyer’s claim prevails with respect to $750,000 of such disputed items, then the Seller Representative (solely on behalf of the Sellers) would be obligated to pay 75% of the fees and expenses and Buyer would be obligated to pay 25% of the fees and expenses).
(f)    Distribution of the Final Adjustment Amount.
(i)    If the Final Adjustment Amount, as finally determined in accordance with this Section 1.6, is a positive number, then, within 10 Business Days of determination of the Final Adjustment Amount, Buyer shall promptly pay in cash to each Seller its Pro Rata Percentage of the Final Adjustment Amount. All payments made to the Sellers by Buyer as part of the Final Adjustment Amount shall be made by wire transfer of immediately available funds in accordance with payment instructions provided by the Seller Representative.
(ii)    If the Final Adjustment Amount, as finally determined in accordance with this Section 1.6, is a negative number, Buyer shall retain from the Holdback Amount an amount equal to the absolute value of the Final Adjustment Amount (such amount to be retained 79% from the Holdback Cash Amount and 21% from the Holdback Stock Amount). In the event that such amount is greater than the Holdback Amount, the Sellers shall indemnify Buyer for such excess.

ARTICLE II.
CLOSING
2.1    The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 9:00 a.m. on June 20, 2013, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).
2.2    Deliveries at Closing.
(a)    Deliveries by Buyer. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Seller Parties contained herein and in consideration of the sale, assignment, transfer, conveyance and delivery of the Units contemplated hereby, Buyer agrees to deliver (or cause to be delivered) to the applicable Seller Party, at the Closing on the Closing Date the following (reasonably satisfactory in form and substance to the Company and its legal counsel):
(vi)    to each Seller, wire transfers of the Cash Consideration to which each Seller is entitled hereunder on the Closing Date in accordance with Section 1.2(b) hereof in accordance with payment instructions provided therein;
(vii)    to each Seller, confirmation from Buyer’s transfer agent of issuance of shares of Buyer Common Stock in book-entry form representing the Equity Consideration to which such Seller is entitled hereunder payable pursuant to Section 1.2(a) hereof, electronically registered in the name of such Seller;
(viii)    the Seller Representative Reserve in accordance with Section 1.4 hereof;
(ix)    a certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (A) a true and complete copy of the Amended and Restated Certificate of Incorporation of Buyer certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the Amended and Restated Bylaws of Buyer, (C) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;
(x)    a certificate of good standing and/or subsistence of Buyer, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(i)    the Employment Offer Letters, duly executed by Buyer; and
(ii)    such other documents and instruments as in the opinion of counsel for the Seller Parties may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.
(b)    Deliveries by the Seller Parties. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Buyer contained herein and in consideration of the Consideration to be paid to the Sellers, the Seller Parties agree to deliver (or cause to be delivered) to Buyer at the Closing on the Closing Date the following (reasonably satisfactory in form and substance to Buyer and its legal counsel):
(i)    if requested by Buyer, a duly executed assignment, transferring all issued and outstanding Units, free and clear of all Encumbrances, to Buyer (it being understood that the Units shall be deemed transferred and assigned in accordance with Section 1.1 in the absence of any such separate assignment);
(ii)    in the case of each Seller that is not a natural person, a certificate executed by a director or the secretary of such Seller certifying as of the Closing Date (A) certified copies of the resolutions duly adopted by such Seller’s board of directors or other similar governing Person or body, authorizing such Seller’s execution, delivery and performance of this Agreement, the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and (B) incumbency matters;
(iii)    a certificate executed by a duly authorized officer or manager of the Company certifying as of the Closing Date (A) a true and complete copy of the Certificate of Formation of the Company certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the LLC Agreement, (C) resolutions of the managers of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (D) a true and complete copy of the resolutions of the members of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, if necessary, and (E) incumbency matters;
(iv)    a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;
(v)    evidence of receipt of all consents set forth on Schedule 3.5 of the Disclosure Schedules;

(vi)    resignations from the Persons listed on Schedule 2.2(b)(vi) resigning from the positions with the Company listed on Schedule 2.2(b)(vi) as of the Closing (and such Persons shall have been in office immediately prior to the Closing);
(vii)    a statement, meeting the requirements under Treasury Regulation 1.1445-11T(d)(2), reasonably satisfactory in form and substance to Buyer and its legal counsel, certifying, under penalty of perjury, that fifty percent (50%) or more of the value of the gross assets of the partnership does not consist of United States real property interests;
(viii)    the Employment Offer Letters, duly executed by each of the Key Employees;
(ix)    joinders to this Agreement (each, a “Joinder”) in form satisfactory to Buyer, duly executed by each of the members of S6 Holdings, LLC, a Delaware limited liability company (“S6 Holdings”); and
(x)    such other documents and instruments as in the opinion of counsel for Buyer may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Sellers and the Company hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedules, which representations and warranties are, as of the Closing Date, true and correct:
3.1    Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full limited liability company power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered to Buyer are true, accurate and complete as of the date hereof.
3.2    Subsidiaries. The Company does not have any direct or indirect Subsidiaries. Except as set forth on Schedule 3.2 of the Disclosure Schedules, the Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.
3.3    Capitalization.
(a)    (i) Schedule 3.3(a) of the Disclosure Schedules sets forth the authorized and, as of the date of this Agreement, issued and outstanding Units, the name of each record holder of the Units, and the amount of such class of the Units held of record by each such holder; and (ii) the Units represent one hundred percent (100%) of the issued and outstanding equity interests in the Company. Upon transfer of the Units to Buyer pursuant to Section 1.1 hereof, Buyer will become the sole beneficial and record owner of one hundred percent (100%) of the equity interests in the Company.
(b)    All issued and outstanding Units have been duly authorized and validly issued, free and clear of any preemptive rights. Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, there are no outstanding (i) Units, other equity interests or voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for Units, other equity interests or voting securities of the Company or (iii) compensatory equity or equity-linked awards of any form, including, without limitation, any profits interests, equity appreciation rights, equity options, restricted equity awards, equity units, “phantom” equity, deferred equity awards, performance equity or similar awards or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity securities (the items in clauses 3.3(b)(i), 3.3(b)(ii) and 3.3(b)(iii) being referred to collectively as the “Company Securities”). Except as set forth on Schedule 3.3(a), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Securities. Except as set forth on Schedule 3.3(a) and the LLC Agreement, there are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect to which any Seller Party is a party, or by which any Seller Party is bound, with respect to the governance of the Company or the voting or transfer of any Company Securities (including any rights of first refusal or similar restrictions on transfer). No distributions (including distributions for taxes) are owed by the Company with respect to any Units or owed by the Company to any holders of Company Securities.
(c)    The Company has not violated in any material respect any Regulations, including applicable federal or state securities laws, in connection with the offer, sale or issuance of securities of the Company (including the Units), and such securities (including the Units) have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents.

3.4    Authorization. The Company has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is to be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by all necessary limited liability company action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is to be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.
3.5    Consents and Approvals. Except as set forth on Schedule 3.5 of the Disclosure Schedules, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person (including under any Contract), and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company.
3.6    Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 of the Disclosure Schedules, since December 31, 2012, there has not been any:
(a)    issuance of, or commitment to issue, any Units or any security convertible into or exchangeable for such Units; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any Units; or declaration or payment of any dividend or other distribution or payment in respect of the Units;
(b)    amendment to any Organizational Documents of the Company;
(c)    failure to take reasonable actions to prevent any actual or threatened Material Adverse Change on the Company;
(d)    adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; change in any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any material Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(e)    revaluation of any assets of the Company or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business;
(f)    failure to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company in any material respect;
(g)    cancellation of any Indebtedness or waiver or release of any material right or claim of the Company or relating to the Business;
(h)    (i) hiring or termination of any employee, consultant or manager, (ii) payment (except in the ordinary course of business), announcement, promise or grant, whether oral or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any increase or change pursuant to any Company Plan (except as required by any applicable Regulation), or (iii) entry into, adoption or amendment of any Company Plan (except as required by any applicable Regulation);
(i)    change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the Company;
(j)    entry into, amendment, cancellation or termination of any Contract or Permit to which the Company is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000, except in the ordinary course of business;
(k)    mortgage, pledge or other Encumbrance of any assets of the Company or relating to the Business, except purchase money mortgages arising in the ordinary course of business;
(l)    sale, assignment or transfer of any assets of the Company, other than in the ordinary course of business;

(m)    transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names;
(n)    incurrence of Indebtedness by the Company for borrowed money or commitment to borrow money entered into by the Company, made or agreed to be made by the Company, or Indebtedness for borrowed money guaranteed by the Company;
(o)    incurrence by the Company of Liabilities, except Liabilities incurred in the ordinary course of business or under this Agreement or the incurrence of Transaction Expenses, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company;
(p)    payment, discharge or satisfaction of any Liabilities of the Company other than in the ordinary course of business;
(q)    capital expenditures relating to the Business or incurrence of any obligations to make any capital expenditures in excess of $25,000 in the aggregate or execute any Contract related thereto;
(r)    failure to pay or satisfy when due any material Liability of the Company or related to the Business, except in the ordinary course of business;
(s)    failure of the Company to carry on diligently the Business in the ordinary course so as to preserve the goodwill of the suppliers, customers and advertisers of the Business and others having business relations with the Company or the Business;
(t)    failure to maintain any Source Code, data or other information related to the Business (including any records of images, art, photographs or similar content posted on and/or removed from the Company’s website prior to the Closing Date) other than in a manner consistent with past practice;
(u)    disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, failure to maintain or lapsing of any Business Intellectual Property, or any disposition or disclosure to any Person of any Business Intellectual Property not theretofore a matter of public knowledge;
(v)    existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect; and
(w)    agreement, whether oral or written, by the Company, to do any of the things described in the preceding clauses (a) through (v) other than as expressly provided for herein.

3.7    Facilities.
(a)    Owned Real Property. The Company owns no Owned Real Property.
(b)    Leased Real Property. There are no Facilities leased by the Company.
3.8    Condition and Sufficiency of Assets. The Fixtures and Equipment owned by the Company are in good operating condition and repair, normal wear and tear excepted. The Fixtures and Equipment owned by the Company are adequate for the uses to which they are being put, and none of such Fixtures and Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Fixtures and Equipment owned by the Company are sufficient for the continued conduct of the Business of the Company after the Closing in substantially the same manner as conducted prior to the Closing. Except as set forth on Schedule 3.8 of the Disclosure Schedules, the Fixtures and Equipment and other Tangible Property owned, leased or used by the Company are insured to the extent and in a manner customary in the industry and sufficient for the operation of the Company as presently conducted. Except as set forth on Schedule 3.8 of the Disclosure Schedules, the Company owns, or has a valid leasehold or other interest in, and immediately following the Closing, the Company will continue to own, or have a valid leasehold or other interest in, all tangible assets necessary for the conduct of the Business as presently conducted by the Company and to permit Buyer to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.
3.9    Contracts and Commitments.
(a)    Contracts. Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts to which the Company is a party or by which the Company or its assets are bound (including oral agreements) of the following categories:
(i)    Contracts not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii)-(xvii) below;
(ii)    all Contracts for the employment or engagement of any officer, individual employee, consultant or other Person on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;
(iii)    collective bargaining agreements or other Contracts with any labor union, or severance agreements, programs, policies or arrangements;

(iv)    Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of any employee, consultant, manager, equityholder, member or Affiliate of the Company, to engage in any line of business, compete with any Person or that otherwise have the effect of restricting in any material respect the employee, consultant, manager, equityholder, member or Affiliate of the Company from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations;
(v)    Contracts with any Seller, any Affiliate of any Seller or any other Affiliate of the Company (“Affiliate Agreements”);
(vi)    Contracts relating to the manufacture, distribution and shipment of products to the Company’s customers;
(vii)    the form of agreement that the Company has entered into with each Person posting art or other content to the Company’s website (each, an “Artist”), together with a description of any such agreements that the Company has entered into that deviate from such form (“Artist Agreements”);
(viii)    distribution, franchise, license, technical assistance, sales, customer, commission, agency or advertising contracts related to the assets of the Company or the Business involving payments or receipt of payments in excess of $25,000 or otherwise material to the Company;
(ix)    options with respect to any property, real or personal, whether the Company shall be the grantor or grantee thereunder;
(x)    Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Company;
(xi)    Contracts involving performance of services or delivery of products, including, without limitation, Internet domain names, by the Company, actual or potential, in excess of $25,000 or otherwise material to the Company;
(xii)    Contracts involving receipts, actual or potential, in excess of $25,000 or otherwise material to the Company;
(xiii)    Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person other than those disclosed in response to clause (vii) above;

(xiv)    promissory notes, loans, agreements, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of the Company’s services or products, including, without limitation, Internet domain names);
(xv)    Contracts containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person;
(xvi)    any Contract with the United States, state or local government or any agency or department thereof;
(xvii)    leases of real property;
(xviii)    leases of personal property not cancelable (without Liability) within 30 calendar days and involving payment obligations in excess of $25,000;
(xix)    written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company;
(xx)    joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by the Company with any other Person; and
(xxi)    Contracts relating to the development, ownership or licensing of any patents, trademarks, copyrights, or other Intellectual Property material to the Business, including agreements with current or former employees, consultants, or contractors regarding the disposition, appropriation or the nondisclosure of any of the Intellectual Property of the Company material to the Business.
The Company has delivered or made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 3.9(a) of the Disclosure Schedules, including all amendments and supplements thereto. All Contracts listed (or required to be listed) on Schedule 3.9(a), together with Artist Agreements, are referred to herein as “Material Contracts”.
(b)    Absence of Defaults. Except as set forth in Schedule 3.9(b) of the Disclosure Schedules, all of the Material Contracts are valid, binding and enforceable obligations of the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Company has complied in all material respects with the provisions of each such Material Contract and is not in material Default thereunder, and, to the Knowledge of the Company, all other parties to such Material Contracts have complied in all material respects with the provisions thereof and no such party is in material Default thereunder. No written notice of any claim of Default has been given to the Company. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.
3.10    Permits.
(a)    Schedule 3.10 of the Disclosure Schedules sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company. Except as set forth on Schedule 3.10 of the Disclosure Schedules, the Company has all Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and the Company owns or possesses such Permits free and clear of all Encumbrances. The Company is not in Default in any material respect, nor has the Company received any written notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former officer, manager, member, Representative or employee of the Company or any Affiliate thereof, or any other Person or firm, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.
(b)    The Permits (if any) set forth on Schedule 3.10 of the Disclosure Schedules collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate the Business in the manner that the Business is currently conducted and to permit the Company to own and use its assets in the manner in which the Company currently owns and uses its assets.
3.11    No Conflict or Violation. Except as set forth on Schedule 3.11 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company, (b) violate or conflict with in any material respect, or result in or constitute a material Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of the Company under any of the terms, conditions or provisions of any Contract or Permit, (i) to which the Company is a party or (ii) by which the assets of the Company are bound, (c) violate any Regulation or Court Order in any material respect, (d) impose any Encumbrance on any of the assets of the Company, (e) cause Buyer, the Company or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any material Permits that are held by the Company or that otherwise relate to the Business or any of the assets of the Company.
3.12    Financial Statements and Other Financial Information. The Company has heretofore delivered to Buyer the Financial Statements, copies of which are attached as Schedule 3.12 of the Disclosure Schedules. The Interim Financial Statements are in accordance with the Books and Records of the Company and fairly present, in all material respects, the financial condition of the Company as of the respective dates thereof and the results of operations and changes in cash flows of the Company for the periods then ended. The Year End Financial Statements have been audited by Cohn Reznick LLP, independent public accountants, whose report is included with the Year End Financial Statements. The Year End Financial Statements are in accordance with the Books and Records of the Company and fairly present, in all material respects, the financial condition of the Company as of the respective dates thereof and the results of operations and changes in cash flows of the Company for the periods then ended in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company.
3.13    Undisclosed Liabilities. Except as set forth on Schedule 3.13 of the Disclosure Schedules, the Company has no Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) for Current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date and (c) for Liabilities that (i) are not required to be set forth on a Balance Sheet in accordance with GAAP and (ii) are not material in amount.
3.14    Books and Records. The Books and Records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects. The Company has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and the Business. The minute books of the Company previously delivered to Buyer accurately and adequately reflect all action previously taken by the managers and members of the Company. The copies of the membership interest records of the Company previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in the Company’s membership interests through and including the date hereof. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in all material respects in the normally maintained Books and Records of the Company.
3.15    Litigation. Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened (a) that are against, related to or affecting (i) the Company, the Business or the assets of the Company (including with respect to Environmental Laws), (ii) any officers or managers of the Company that are involved in the operations of the Business or (iii) any member of the Company in such member’s capacity as a member of the Company, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company or any officer or manager of the Company that involve the risk of criminal liability or (d) in which the Company is a plaintiff. The Company is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, the Business or the assets of the Company. There is not a reasonable likelihood of an adverse determination of any pending Actions set forth on Schedule 3.15 of the Disclosure Schedules or otherwise related to or affecting the Business.
3.16    Labor Matters.
(a)    Schedule 3.16 of the Disclosure Schedules contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No officer or Key Employee of the Company, has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the Company.
(b)    The Company has not violated in any material respect any applicable Regulation or Court Order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety. Without limiting the foregoing, the Company is in compliance in all material respects with all Employment Statutes.
(c)     The Company is not and has not at any time been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company. There are no unfair labor practice charges pending before the National Labor Relations Board or any other governmental authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. The Company has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.
(d)    (i) The Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any governmental authority with respect to any persons currently or formerly employed by the Company; and (iii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices.
(e)    There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier, subject to normal deductibles. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.
(f)    In the three years prior to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or Facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or Facility of the Company.
(g)    Schedule 3.16(g) contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.16(g), the Company does not engage or retain any independent contractors, consultants, agents or agency employees. The Company has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers. Each such independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual

Property in such Person’s agreement with the Company, a copy of which has been previously delivered to Buyer.
3.17    Compliance with Law. Except as set forth on Schedule 3.17 of the Disclosure Schedules, the Company and the conduct of the Business have not violated and are in compliance in all material respects with all Regulations and Court Orders relating to the Company, the Business or the assets of the Company taken as a whole. The Company has not received any written notice to the effect that it is not in compliance with any such Regulations or Court Orders.
3.18    Intellectual Property.
(a)    Intellectual Property Assets. Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of all of the Business Registered Intellectual Property, all of which is registered in the name of the Company. Schedule 3.18(a) of the Disclosure Schedules also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number, the class of goods covered and the expiration date for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, (iv) for each Internet domain name, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all actions that must be taken by the Company within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Business Registered Intellectual Property. Schedule 3.18(a) of the Disclosure Schedules also sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company or used in connection with the Business. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or in which the Company has any interest whatsoever, or is otherwise material to the Business, have been provided or made available to Buyer. The Company has all right, title or interest in or to all Intellectual Property used in connection with the operation of the Business; provided, however, that in the case of Intellectual Property licensed from other Persons under licenses that are disclosed on Schedule 3.18(b) of the Disclosure Schedules, the scope of rights licensed to the Company is set forth in such licenses.
(b)    Licensing Agreements. Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue related to) Intellectual Property by the Company to a third party, or (ii) a license of (or covenant not to sue related to) Intellectual Property by a third party to the Company (in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law). A true and correct copy of each such Contract has been provided or made available to Buyer. Such Contracts are legal, valid, binding, enforceable obligations of the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (y) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Such Contracts are in full force and effect, and the underlying Intellectual Property for each such Contract is not subject to any outstanding injunction, judgment, order, decree or ruling. No action, suit, proceeding, hearing, investigation or complaint is pending or, to the Knowledge of the Company, threatened, nor has any claim or demand been made in writing, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such Contract. The Company has not granted any sublicense or similar right with respect to any such Contract. Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such Contracts. The Company and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a breach or default thereunder. No party to any such Contract has given written notice of termination or repudiation of any provision thereof. Following the Closing Date, assuming the operation of the Business in substantially the same manner as conducted by the Company immediately prior to the Closing Date, the Company will continue to be permitted to exercise all of the Company’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Schedule 3.18(b) of the Disclosure Schedules also sets forth a true and complete list of all royalties, fees, and similar payments that the Company is obligated to pay to any third party who owns or is a licensee of any Intellectual Property, and except as set forth therein, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.
(c)    Ownership, Validity and Enforceability of Intellectual Property. The Business Intellectual Property is valid, subsisting, enforceable and in full force and effect, and is not subject to any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item. The Business Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation, interference or similar proceeding. All necessary registration, maintenance and renewal fees currently due in connection with the Business Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Business Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property. Except as set forth on Schedule 3.18(c) of the Disclosure Schedules, the Company owns all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Business Intellectual Property (other than licenses of Intellectual Property from third parties disclosed on Schedule 3.18(b) of the Disclosure Schedules), and with respect to Business Registered Intellectual Property are listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof. Except as set forth on Schedule 3.18(c) of the Disclosure Schedules, there are not, and it is reasonably expected that after the Closing there will not be, any restrictions on the Company’s or its Affiliates’ right to sell products owned by or offer services provided by the Company, in connection with the Business, or to transfer or license any Business Intellectual Property. Except with respect to licenses of Intellectual Property by a third party to the Company, the Company owns all Intellectual Property rights in and all software used in the operation of the Business. The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Business Intellectual Property, to any other Person or (ii) permitted the Company’s rights in such Business Intellectual Property to enter into the public domain.
(d)    Protection of Intellectual Property. Except as set forth in Schedule 3.18(d) of the Disclosure Schedules, the Company is taking and has taken reasonable steps to obtain, maintain and protect the Business Intellectual Property. The Company is taking and has taken reasonable steps to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business. The Company has the right to use, or has ownership of, free and clear of all Encumbrances, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of the Business, and no Person other than the Company possesses any claims or rights with respect to use of such information. Without limiting the foregoing, all current and former employees, consultants and contractors of the Company that have created any Intellectual Property used or held for use by the Company have executed such agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company. The Company is not, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof. Except as set forth in Schedule 3.18(d) of the Disclosure Schedules, no current or former employees, consultants or contractors of the Company own any Intellectual

Property used or held for use by the Company. No Person has asserted in writing, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Intellectual Property of the Company.
(e)    No Infringement. The Company has not, and the Business Intellectual Property and operation of the Business have not infringed, conflicted with, misappropriated, or otherwise violated any rights of any Person in or to any Intellectual Property, violated any right to privacy or publicity, nor constituted unfair competition or trade practices under the laws of any jurisdiction to which the Company or the Business is subject. Except as set forth in Schedule 3.18(e) of the Disclosure Schedules, the Company has not received written notice (each, an “Infringement Notice”) from any Person claiming that the Business Intellectual Property or the operation of the Business infringes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company must license or refrain from using any Intellectual Property rights of any Person (nor, to the Knowledge of the Company, is there any basis therefore). Except as set forth on Schedule 3.18(e), Annex I to Schedule 3.18(e) contains a true and correct copy of each Infringement Notice received by the Company prior to the Closing Date. The Business Intellectual Property and Intellectual Property licensed to the Company is all of the Intellectual Property necessary for the operation of the Business.
(f)    No Third Party Infringers. Except as set forth on Schedule 3.18(f) of the Disclosure Schedules, no other Person (i) has the right to use the Company’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive, (ii) has notified the Company in writing that such Person is claiming any ownership of or right to use any of the Business Intellectual Property, or (iii) to the Knowledge of the Company, is infringing upon, violating or misappropriating any of the Business Intellectual Property in any way.
(g)    Liabilities. Except as set forth on Schedule 3.18(g) of the Disclosure Schedules, to the Knowledge of the Company, there is no reasonable basis for the Company to have any material liability under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property.
(h)    No Order. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company is a party or is otherwise bound, other than licenses of

Business Intellectual Property to third parties and licenses of Intellectual Property to the Company and in each case disclosed on Schedule 3.18(h) of the Disclosure Schedules, that (i) restrict the rights of the Company to use, transfer, license or enforce any Business Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Business Intellectual Property that is owned by Company or exclusively licensed to the Company.
(i)    Privacy. The Company and the Business complies and has complied in all material respects with all Regulations and its own published privacy policies and guidelines governing Personal Information collected, used, disclosed, or held for use by the Company in the conduct of the Business, including without limitation, Data Protection Laws.  The published privacy policies of what Personal Information is collected, how it is used, how it is shared, how it is secured, and what (if any) preferences or choices users or data subjects have with regard to their data are, in all material respects, accurate, comprehensive, and completely implemented.  The Company takes and has taken reasonable and prudent measures to ensure that such information is protected against access, use, sharing, modification, or other misuse other than as expressly described in the published privacy policies.  The execution, delivery and performance of this Agreement and the Ancillary Agreements complies and will comply in all material respects with all Data Protection Laws and the Company’s applicable published privacy policies in each case in all respects.  The Company has at all times made all disclosures to employees, users or customers required by applicable laws and none of such disclosures have been unfair, inaccurate, misleading (whether expressly or by omission), or deceptive. The Company has not received any written inquiry or written complaint from a regulatory authority in any jurisdiction from which it has processed Personal Information or inquiry or complaint giving rise to legal proceedings, regarding its collection, use, storage, or sharing of Personal Information.
(j)    Information Technology Systems. All information technology systems and computers of the Business, and Business Intellectual Property (and all parts thereof), are free of (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers or Business Intellectual Property (or any parts thereof) or data or other software of users (“Contaminants”). The Company takes and has taken reasonable steps, and implements and has implemented reasonable procedures, intended to ensure that information technology systems used in connection with the operation of the Business are free from Contaminants in all material respects. Other than as set forth on Schedule 3.18(j) of the Disclosure Schedules, the Company has reasonable disaster recovery plans, procedures and facilities for the Business, and takes and has taken reasonable steps to safeguard the information technology systems and computers used in the operation of the Business. To the Knowledge of the

Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems and computers. The Company has implemented security patches or upgrades that are generally available for such information technology systems and computers where such patches or upgrades are reasonably required to maintain their security. To the extent that the Company receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, Paypal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), the Company represents and warrants that information security procedures, processes and systems have at all times and in all material respects met or exceeded all applicable information security laws, legal or contractual standards, rules and requirements related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable governmental regulatory agencies, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard). The Company has implemented and maintained reasonable security measures which are in compliance in all material respects with all applicable data security and privacy Regulations and are designed to (i) ensure the security and integrity of Personal Information, protect against hazards or threats to the security or integrity of Personal Information, and (ii) prevent unauthorized access to Personal Information. The Company has not experienced any material accidental loss, alteration, disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, data held or processed by or on behalf of any of the Company’s customers or employees, including Personal Information and Cardholder Data. As used in this Section 3.18(j) and in Section 3.18(i), “reasonable” shall mean reasonable for an established web based company whose principal business is conducted through the internet. The Company has, and on the Closing Date Buyer will have full access to, a catalog, that is to the Knowledge of the Company true and complete, of all images, art, photographs and similar content posted on the Company’s website prior to the Closing Date (including any such content removed or taken down from the Company’s website), except for any such image, art, photograph or similar content (i) which was not incorporated into any products sold through the Company’s website and (ii) which either (A) was removed from the Company’s website by the applicable Artist or (B) was removed by the Company from the Company’s website following the receipt of a take-down notice.
(k)    Transaction. Except as set forth on Schedule 3.18(k) of the Disclosure Schedules, the transactions contemplated by this Agreement and the Ancillary Agreements will not, by virtue of any Contract to which the Company is a party or by which the Company or its assets are bound (including oral agreements), result in Buyer, the Company or their respective Affiliates: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a material right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.
(l)    Open Source. Except as set forth on Schedule 3.18(l) of the Disclosure Schedules, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any software that is Business Intellectual Property.
(m)    Source Code. The execution of this Agreement or any Ancillary Agreement, will not result in the disclosure to a third Person of any Source Code for software that is Business Intellectual Property (including without limitation any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on behalf of the Company to any Person of any Source Code for software that is Business Intellectual Property, and no portions of such Source Code have been disclosed, delivered or licensed to a third Person. As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.
3.19    Employee Benefit Plans.
(a)    Schedule 3.19(a) of the Disclosure Schedules sets forth a complete and correct list of all Company Plans. The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans. The Company has not made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.
(b)     No Company Plan is, and neither the Company nor any ERISA Affiliate of the Company contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (E) a plan intended to qualify under Section 401(a) of the Code.
(c)    The Company has no obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or managers or any retirees of the Company, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, manager or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.
(d)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, except as described herein, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or manager of the Company or any group of such employees, consultants or managers to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or manager or any such group of employees, consultants or managers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
(e)    Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code. No material Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Plan: (i) neither the Company nor any officer of the Company has engaged in and, to the knowledge of the Company there has not occurred, any breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Company Plan, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f)    All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan but not yet due have been adequately accrued on the Company’s Balance Sheet.
(g)    No Company Plan, and neither the Company nor any Company Plan fiduciary with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the PBGC or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.
(h)    Schedule 3.19(h) of the Disclosure Schedules sets forth any and all Indebtedness in excess of $10,000 owed to the Company by any current or former employee; consultant or manager of the Company.
(i)    No Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) subject to the laws of any jurisdiction outside of the United States.
(j)    The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Regulations (including the proposed regulations) thereunder. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
3.20    Transactions with Certain Persons. Except as set forth on Schedule 3.20 of the Disclosure Schedules, no member, officer, manager, Representative or employee of the Company or any Affiliate of the Company nor any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by (other than for services as officers, managers, or employees of the Company), (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, managers or employees of the Company) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, member, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of the business with the Company on arm’s-length terms.

3.21    Certain Payments. To the Knowledge of the Company, neither the Company nor any of the Company’s managers, officers, members, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of their respective Affiliates or (iv) in violation in any material respect of any Regulations (including, without limitation, the United States Foreign Corrupt Practices’ Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company in connection with the foregoing. Neither the Company nor any Affiliate of the Company has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers.
3.22    Tax Matters.
(a)    Except as set forth in Schedule 3.22 of the Disclosure Schedules, the Company has duly and timely filed with the appropriate Tax Authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(b)    Except as set forth in Schedule 3.22 of the Disclosure Schedules, the unpaid Taxes of the Company do not, as of the Closing Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)    No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing to the Company by any Tax Authority or other governmental authority. There are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company. Except as set forth in Schedule 3.22 of the Disclosure Schedules, there are no matters under discussion with any Tax Authority or other governmental authority, or known to the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. The Company has delivered or made available to Buyer complete and accurate copies of federal, state, local and foreign Tax Returns of the Company and its predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor of the Company) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.
(d)    There are no Encumbrances for Taxes upon any property or asset of the Company (other than for current Taxes not yet due and payable).
(e)    All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, by the Company have been timely withheld, collected, deposited or paid. The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes. No transaction contemplated herein is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.
(f)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any election under Section 108(i) of the Code.
(g)    Except as set forth in Schedule 3.22 of the Disclosure Schedules, there are no Tax sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.
(h)    The Company does not have any liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

(i)    The Company is and has always been treated as a partnership for United States federal and state income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company.
(j)    The Company does not own and will not own at the Closing a United States real property interest within the meaning of Section 897(c) of the Code, and no amounts are required to be withheld pursuant to Section 1445 upon the sale of the Units pursuant to this Agreement.
(k)    The Company (i) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(l)    The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. The Company has not participated, and does not plan to participate, in any Tax amnesty program.
(m)    Each Company Plan and each other contract, agreement, plan, program or arrangement maintained, established or entered into by the Company that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary and operational compliance with Section 409A or the Code or an available exemption therefrom. No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code. The Company is in compliance in all material respects with Section 457A of the Code and no amounts paid or payable by the Company are subject to any Tax or penalty imposed under Section 457A of the Code.
(n)    Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(o)    There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.
3.23    Insurance. Schedule 3.23 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by the Company with respect to or that covers the Business. True and correct copies of all such policies or binders have been delivered or made available to Buyer. All insurance coverage applicable to the Company or the Business is in full force and effect. There is no Default under any such coverage. There are no outstanding unpaid premiums except in the ordinary course of business and no written notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company in writing that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.
3.24    Manufacturers. Schedule 3.24 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest manufacturers, suppliers and vendors of the Business based on the dollar amount of total orders or other transactions with the Company during 2012 and during the three month period ended March 31, 2013, showing the approximate payments to each such manufacturer, supplier or vendor during 2012 and during the three month period ended March 31, 2013. Since December 31, 2012, there has been no adverse change in the business relationship of the Company with any manufacturer, supplier or vendor named on Schedule 3.24 of the Disclosure Schedules. The Company has not received any written communication from any manufacturer, supplier or vendor named on Schedule 3.24 of the Disclosure Schedules of any intention to terminate the production of products or materially increase the prices of products manufactured, supplied or vended by such manufacturer, supplier or vendor.
3.25    Artists; Products; Customers.
(a)    Schedule 3.25(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of each of the top 100 Artists of the Business based on dollar revenues generated by the Business during 2012 and for the three-month period ended March 31, 2013 from sales of products incorporating content posted by such Artists on the Company’s website, showing the approximate total revenues in dollars generated by the Business from each such Artist during 2012 and during the three-month period ended March 31, 2013. Except as set forth on Schedule

3.25(a) of the Disclosure Schedules, since December 31, 2012, there has been no adverse change in the business relationship of the Company with any Artist named on Schedule 3.25(a) of the Disclosure Schedules. Except as set forth on Schedule 3.25(a) of the Disclosure Schedules, the Company has not received any written communication from any Artist named on Schedule 3.25(a) of the Disclosure Schedules of any intention to terminate or materially reduce such Artist’s business relationship with the Company.
(b)    Schedule 3.25(b) of the Disclosure Schedules sets forth a complete and accurate list of each of the top 1000 products of the Business based on dollar revenues generated by such product for the Business (i) during the six month period prior to the date of this Agreement and (ii) during the period commencing with the date of inception of the Company through the date of this Agreement, showing the approximate total revenues in dollars generated by the Business from each such product during each such period.
(c)    Except as set forth on Schedule 3.25(a)(c) of the Disclosure Schedules, each Artist that has posted or is currently posting content of any kind on the Company’s website has affirmatively agreed to the Company’s terms of the Artist Agreement and the Company’s privacy policy in the form posted on the Company’s website.
(d)    Except as set forth in Schedule 3.25(d) of the Disclosure Schedules, since January 1, 2011, there has been no material change to the programs and policies of the Company with respect to any of the Company’s customers and Artists, including, without limitation, the Company’s revenue sharing policies with Artists.
3.26    Compliance with Environmental Laws. To the Knowledge of the Company, the Company is not in violation in any material respect of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with such existing statute, law or regulation. The Company has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding an alleged violation of or non-compliance with the conditions of any Environmental Law, nor, to the Knowledge of the Company, is there any basis for such claim, notice, inquiry or investigation.
3.27    Banking Relationships. Schedule 3.27 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

3.28    No Brokers. Except as set forth on Schedule 3.28 of the Disclosure Schedules, neither the Company nor any of its respective members, officers, employees, Representatives or Affiliates, nor any other Seller Party has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of the Company, Buyer, the Sellers or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
3.29    No Other Agreements to Sell the Assets or Equity Interests of the Company. Except as set forth in Schedule 3.29 of the Disclosure Schedules, no Seller Party or Affiliate or Representative of any Seller Party has any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Buyer to sell, assign, transfer or effect a sale of any material assets of the Company, to sell or effect a sale of any equity interest in the Company (except as set forth in the LLC Agreement), to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. The Company is not currently engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing.
3.30    Ultimate Parent Entity. The Company is its own “ultimate parent entity” (as defined in 16 C.F.R. §801.1(a)(3)). The “person” (as defined in 16 C.F.R. §801.1(a)(1)) of which the Company is the “ultimate parent entity” (as defined above) does not have “total assets” (as defined in 16 C.F.R. §801.11) of $14,200,000 or more.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each of the Sellers, individually and not as to any other Seller, hereby represents and warrants to Buyer as follows, which representations and warranties are, as of the Closing Date, true and correct:
4.1    Organization. Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.
4.2    Authorization. Such Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is to be a party, to consummate the transactions contemplated hereby and thereby and to perform his, her or its obligations hereunder and thereunder. No other proceedings on the part of such Seller are necessary to authorize this Agreement and the Ancillary Agreements to which he, she or it is to be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and is, and upon execution and delivery of the Ancillary Agreements to which he, she or it is to be a party, each of such Ancillary Agreements will be legal, valid and binding obligations of such Seller enforceable against him, her or it in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.
4.3    No Conflict or Violation. The execution and delivery by such Seller of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which such Seller is to be a party and the performance of this Agreement and the Ancillary Agreements will not, (a) if such Seller is an entity, conflict with or violate any provision of the Organizational Documents of such Seller; (b) conflict with or violate in any material respect any law applicable to such Seller or by which any property or asset of such Seller is bound; or (c) (i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) constitute a change of control or Default (or an event which with notice or lapse of time or both would become a Default) under, or (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract relating to the Company or the Business to which such Seller is a party or to which any of his, her or its property or assets is subject.
4.4    Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person is required to be made or obtained by such Seller or any Affiliate of such Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is to be a party and the consummation of the transactions contemplated hereby and thereby by such Seller.
4.5    Title to Units. Such Seller is the sole record and beneficial owner of the number of Units set forth opposite his, her or its name on Schedule 1.2 of the Disclosure Schedules. Such Seller has full power and authority to sell, transfer, assign and deliver such Units to Buyer as provided in this Agreement. Each of the Units owned by such Seller is owned free and clear of, and none of such Units is subject to, any Encumbrances (including any rights of first refusal or similar transfer restrictions, but other than any restrictions imposed by securities Regulations applicable to unregistered securities generally). Upon the Closing, each such Unit will have been duly transferred to Buyer, good and transferable title to each such Unit will be held by Buyer free and clear of any Encumbrances (other than any restrictions imposed by securities Regulations applicable to unregistered securities generally), and Buyer will be the sole record and beneficial owner of all such Units.
4.6    Affiliate Transactions.
(c)    Except as disclosed on Schedule 3.20 of the Disclosure Schedules, none of such Seller, any Affiliate of such Seller or any entity in which any such Person owns any beneficial interest, is a party to an Affiliate Agreement or engaged in any transaction described in Section 3.20. The Company has no Liabilities to such Seller or any Affiliate of such Seller, other than employment- related Liabilities arising in the ordinary course of business.

(d)    There are no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) owed to the Company by such Seller or any Affiliate of such Seller.
4.7    Litigation. There are no Actions pending or, to such Seller’s knowledge, currently threatened against such Seller or its Affiliates, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is to be a party.
4.8    No Brokers. Except as set forth on Schedule 3.28 of the Disclosure Schedules, neither such Seller nor any of such Seller’s respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of the Seller Parties, Buyer, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
4.9    Accredited Status.
(c)    Each Seller acknowledges that he, she or it can bear the economic risk of his, her or its investment in the Buyer Common Stock. Such Seller has the capacity to protect his, her or its own interests in connection with the Buyer Common Stock and bear the risk of his, her or its investment in the Buyer Common Stock. Such Seller is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.
(d)    The Buyer Common Stock to be acquired by such Seller will be acquired for investment for such Seller’s own account (or a trust account if such Seller is a nominee), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Buyer Common Stock.
(e)    Such Seller has had an opportunity to discuss Buyer’s business, management and financial affairs with its management. Such Seller understands and acknowledges that such discussions, as well as any written information issued by Buyer (i) were intended to describe the aspects of Buyer’s business and prospects which Buyer believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause Buyer’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.
(f)    Such Seller understands that the Buyer Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed in this Section 4.9. Such Seller understands that the Buyer Common Stock is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Buyer Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Common Stock for resale. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Common Stock, and on requirements relating to Buyer which are outside of such Seller’s control, and which Buyer is under no obligation and may not be able to satisfy. Such Seller acknowledges that Buyer will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 4.9(d) and will transfer securities on the books of Buyer only to the extent not inconsistent therewith.
4.10    Legends. Each Seller acknowledges that the shares of Buyer Common Stock to be acquired by such Seller pursuant hereto shall bear the following legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SAID SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DEMAND MEDIA, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”
4.11    Exculpation by Seller. Such Seller acknowledges that, with respect to tax considerations involved in the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party, such Seller is not relying on Buyer or the Company (or any agent or representative of the same) and acknowledges and agrees that Buyer has not made any representations or warranties regarding the tax or treatment of any transaction contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party. Such Seller has carefully considered and, to the extent that it believes such discussion necessary, has discussed with its professional tax advisors the consequences of the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller Parties as follows, which representations and warranties are, as of the Closing Date, true and correct:
5.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own and lease its properties and assets and conduct its business as such business is presently being conducted.
5.2    Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Buyer, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is to be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which Buyer is or will be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery of the Ancillary Agreements to which Buyer is or will be a party, the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).
5.3    No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, Indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) violate any Regulation or Court Order.

5.4    Equity Consideration. All of the shares of Buyer Common Stock to be issued as part of the Equity Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Buyer Common Stock shall be subject to any preemptive rights.
5.5    Securities Act. The Units purchased by Buyer pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.
5.6    Availability of Funds. Buyer has available cash or has existing borrowing facilities that are sufficient to enable it to make payment of the Cash Consideration at the Closing and to consummate the transactions contemplated hereby.
5.7    No Brokers. Neither Buyer nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer, any Seller Party or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
5.8    Acknowledgment. Buyer acknowledges and agrees that neither the Company nor any Seller has made, and is not making, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE III and ARTICLE IV hereof.
ARTICLE VI.
COVENANTS
The Company, each Seller (severally, and not jointly with any other Seller) and Buyer each covenant and agree with the other as follows:
6.1    Confidentiality and Non-Competition.
(g)    Each Seller acknowledges that such Seller has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill. Each Seller acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Buyer and its Affiliates or their respective customers, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. Each Seller agrees that a substantial portion of the Consideration is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer and its Affiliates, and constitutes a substantial part of the value to Buyer and its Affiliates of the Business and the assets of the Company. Each Seller further acknowledges that

Buyer and its Affiliates would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates. Accordingly, each Seller covenants and agrees that he or it shall not, directly or indirectly, and shall use his, her or its commercially reasonable efforts to ensure that any Representatives or Affiliates of such Seller (each Seller and such Representatives and Affiliates being collectively referred to as “Restricted Persons”) do not, without the prior written consent of Buyer, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, for a period of three (3) years following the Closing Date, except that the Sellers may use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that:
(i)    such item is or becomes generally known on a non-confidential basis to Persons in the industry, through no wrongful act of any Restricted Person, in which the Company is engaged;
(ii)    such item is or becomes available to a Restricted Person on a non-confidential basis from a source other than Buyer, any Seller or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, any Seller or any other Person with respect to such information;
(iii)    such disclosure is necessary for a Seller not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental authority; provided, that such Seller shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer, at Buyer’s expense, in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements; or
(iv)    such disclosure is made to the Seller Representative in connection with the enforcement or performance of the Seller Representative’s rights or obligations hereunder.
Notwithstanding anything in this Agreement to the contrary, following Closing, the Seller Representative shall be permitted to: (i) after the public announcement of the transactions hereunder, publicly announce that it has been engaged to serve as the Seller Representative in connection with the transactions hereunder as long as such announcement does not disclose any of the other terms of this Agreement or the transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors or consultants of the Seller Representative and to the Sellers, in each case who have a need to know such information, provided that such Persons either (A) agree to observe the terms of this Section 6.1(a) or (B) are bound by obligations of confidentiality to the

Seller Representative of at least as high a standard as those imposed on the Sellers under this Section 6.1(a).
(h)    Each of the Key Employees hereby acknowledges that Buyer and its Affiliates will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of the Company’s inventions, Confidential Information, customers, accounts and business partners. Therefore, each of the Key Employees hereby agrees that, if allowed to participate in Competitive Activities in violation of this Section 6.1(b), such Key Employee would substantially impair the value of the assets being acquired by Buyer. Each of the Key Employees agrees that for a three (3) year period following the Closing Date, subject to the proviso set forth at the end of this Section 6.1(b), each of the Key Employees shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, and shall use such Key Employee’s commercially reasonable efforts to ensure that all other Restricted Persons of such Key Employees (other than the Company) do not, directly or indirectly:
(i)    engage in the type of business currently conducted by the Company, including the business of operating a web site in which artists upload images with respect to which products derived from such images are available for sale through direct ship/print on demand methods (the “Competitive Activities”);
(ii)    own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity;
(iii)    solicit for employment, employ or engage any Person or entity who is or becomes employed by Buyer or any of its Affiliates (including, following the Closing, the Company); or
(iv)    solicit or entice customers or distribution partners of Buyer or any of its Affiliates to cease doing business with or reduce its relationship with Buyer or any of its Affiliates (including, following the Closing, the Company);
provided, that (x) the ownership of less than 1% of the outstanding equity interests in a publicly traded entity shall not constitute a violation of this Section 6.1(b) so long as no Key Employee or other Restricted Person has any active participation in the business of such entity, and (y) the ownership of equity interests in Buyer shall not constitute a violation of this Section 6.1(b).
(i)    Each Seller hereby expressly acknowledges that the covenants contained in this Section 6.1 applicable to such Seller are integral to this Agreement and the transactions contemplated hereby and that without the protection of such covenants, Buyer would not have entered into this Agreement. Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer and/or its Affiliates in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 6.1. Accordingly, on his, her or its own behalf and on behalf of each of his, her or its Restricted Persons, each Seller hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.1. In addition, Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.1. Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.1 should such enforcement ever become necessary.
6.2    Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts, provided that neither the Company, Buyer nor any of their Affiliates shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; (ii) to obtain all Permits as are required to be obtained under any Regulations that are necessary or advisable to consummate the transactions contemplated hereunder; (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to seek to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (v) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities that are necessary or advisable to consummate the transactions contemplated hereunder.
6.1    [RESERVED]
6.2    [RESERVED]
6.3    [RESERVED]
6.4    Preservation and Transfer of Data. On or before the Closing Date (or as soon as practicable thereafter), the Key Employees shall transfer or cause to be transferred to the Company all Source Code, data and other information related to the Business (including all images, art, photographs and similar content posted on the Company’s website and any such content removed or taken down from the Company’s website) contained on any computer or other information technology system within the possession or control of any of the Key Employees. From the Closing Date until the date on which the transfer of all such Source Code, data and other information to the Company is completed, the Key Employees shall not delete, erase, remove or otherwise fail to maintain any such Source Code, data and other information related to the Business.
6.5    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne 50% by the Sellers and 50% by Buyer. Each such Transfer Tax shall be paid when due by the party on whom such Transfer Tax is imposed, and such party shall be promptly reimbursed for the other party’s share thereof after providing the other party with evidence of such payment. Each party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes required to be filed by it. Each of the Sellers and Buyer shall cooperate to the extent reasonably required to make such filings timely. Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.
(b)    Buyer shall prepare an allocation of Consideration among the assets being acquired by Buyer and the covenants contained in Section 6.1(b) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”), and pursuant to the foregoing the parties agree that the amount of Consideration to be allocated to the covenants contained in Section 6.1(b) in the Allocation shall not exceed $1,000,000. Buyer shall deliver such Allocation to the Seller Representative as soon as practicable, but no more than 90 days, after the Closing Date. The Seller Representative shall within 30 days of receipt of the Allocation notify Buyer in writing that it is in agreement with the Allocation or of any objections the Seller Representative has to the Allocation. Buyer and the Seller Representative shall act in good faith to resolve any disagreement over the Allocation. In the event that the parties cannot agree on a mutually satisfactory Allocation within 120 days after the Closing Date, KPMG LLP shall, at the joint expense of Buyer (on the one hand) and the Sellers (on the other hand), determine the appropriate Allocation, which determination shall be binding on the parties. If the Consideration is adjusted pursuant to Section 1.6 and Section 8.2(e)(v), the Allocation shall be adjusted in a manner consistent with the procedures set forth above. The Sellers and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, in the filing of Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than 30 calendar days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.
(c)    The Key Employees shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date and the Sellers shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. For U.S. federal income tax purposes, the sale of the Units from the Sellers to Buyer, and the purchase thereof by Buyer, shall be treated in accordance with Internal Revenue Service Revenue Ruling 99-6 (Situation 2). All Tax Returns referred to in the first sentence of this Section 6.7(c) shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, as applicable, with respect to such items, except as required by applicable law. At least twenty (20) Business Days prior to filing any such Tax Return, the Key Employees shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld.
(d)    Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company, including the Company’s U.S. federal information return on IRS Form 1065, the Company’s California information return on Franchise Tax Board Form 565 and the Company’s Oregon information return (these three Tax Returns collectively, the “Final Partnership Tax Returns”), that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and the Sellers shall pay all Taxes due with respect to such Tax Returns, except to the extent that such Taxes are taken into account in the calculation of Working Capital as finally determined pursuant to Section 1.6. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, as applicable, with respect to such items, except as required by applicable law. Buyer shall deliver at least twenty (20) Business Days prior to the due date (taking into account any extension) for the filing of such Tax Returns to the Seller Representative for the Seller Representative’s review a draft of such Tax Returns, and Buyer shall consider in good faith any comment that the Seller Representative submits to Buyer no less than five (5) Business Days prior to the due date of such Tax Returns; provided, however, that in the case of the Final Partnership Tax Returns, the Seller Representative shall have approval rights with respect to such returns, which approval shall not be unreasonably withheld or delayed. The Sellers shall make the payment due to Buyer under this Section 6.7(d) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(e)    Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a Straddle Period. Buyer shall deliver at least twenty (20) days prior to the due date for the filing of such Straddle Period Tax Return to the Seller Representative for the Seller Representative’s review a draft of such Tax Return, and the Sellers shall pay all Taxes due with respect to the Pre-Closing Portion of such Straddle Period Tax Returns (as determined pursuant to Section 6.7(f)), except to the extent that such Taxes are taken into account in the calculation of Working Capital as finally determined pursuant to Section 1.6. Buyer shall consider in good faith any comment that the Seller Representative submits to Buyer no less than five (5) Business Days prior to the due date of such Tax Returns that relates to the Pre-Closing Portion of such Straddle Period. The Sellers shall make the payment due to Buyer under this Section 6.7(e) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.
(f)    With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date (the “Pre-Closing Portion”) will be: (i) in the case of Property Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.
(g)    Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and the Sellers shall retain all Books and Records with respect to Taxes for a period of at least seven (7) years following the Closing Date.
(h)    Buyer and the Company, on the one hand, and the Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contests except to the extent such party was actually prejudiced as a result thereof. Buyer shall have sole control of the conduct of all Tax Contests, including any settlement or compromise thereof, provided, however, that Buyer shall keep the Sellers reasonably informed of the progress of any Tax Contest and shall not effect any such settlement or compromise with respect to which the Sellers are liable without obtaining the Sellers’ prior written consent thereto, which shall not be unreasonably withheld or delayed, and shall provide the Sellers with the right to participate in any such Tax Contest at the Sellers’ expense, subject to Buyer’s ultimate control over such Tax Contest. Notwithstanding the foregoing, if a Tax Contest will give rise to an indemnification claim pursuant to Section 8.2 and such Tax Contest could not be reasonably expected to adversely affect Buyer or its Affiliates, then the Sellers shall have sole control of the conduct of such Tax Contest, provided, however, that the Sellers shall keep Buyer reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld or delayed, and shall provide Buyer with the right to participate in any such Tax Contest at Buyer’s expense, subject to the Sellers’ ultimate control over such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 6.7(h) and Section 8.2, the provisions of this Section 6.7(h) shall control.
6.6    Audits. The Seller Parties shall cooperate with Buyer and Buyer’s independent public accountants (“Buyer’s Accountants”) in connection with the completion of any audit subsequent to the Closing of the historical financial statements of the Company and/or the Business for the fiscal years ended December 31, 2010, 2011 and 2012 and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Buyer or its Affiliates to be used by Buyer or its Affiliates to obtain financing and/or to register securities of the Company (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Buyer. Such cooperation shall include, without limitation (a) assisting Buyer and/or Buyer’s Accountants in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof reasonably determined by Buyer that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Buyer may desire to make with the U.S. Securities and Exchange Commission (“SEC”) or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Buyer or Buyer’s Accountants may reasonably request in conjunction with an audit of such financial statements and/or in conjunction with Buyer’s Accountants’ preparation of any comfort letters with respect to any Periodic Report and/or Disclosure Document (and responding to any inquiries from Buyer or Buyer’s Accountants in connection with any such certifications, representation letters or other information), (c) providing Buyer with access to the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to the Company and/or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Buyer’s management in connection with any such managers’ certification. Buyer agrees that the

Seller Parties shall not be responsible for payments of any third-party costs and expenses relating to the matters contemplated by this Section 6.8.
6.7    Collection of Accounts Receivable. In the event that, following the Closing Date, any Seller receives any payments from a third party that relate to any accounts receivable of the Company or that otherwise are for the account of the Business, the Key Employees shall cause such Seller to, promptly following receipt of any such payment, transfer such payments to Buyer or a bank account designated by Buyer.
6.8    Employee Matters. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any employee, independent contractor, manager or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (ii) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (iii) constitute an amendment or modification of any Plan, or (iv) obligate Buyer to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Buyer from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.
6.9    Publicity. Neither Buyer nor any Seller shall reveal publicly the terms of this Agreement or of the Ancillary Agreements except as required by law (including, if applicable, under applicable securities laws); provided that Buyer and the Company shall issue a joint press release promptly following the Closing, and Buyer may make other appropriate press releases or public announcements regarding the transactions contemplated hereby after the Closing Date, including without limitation, disclosure of the terms of this Agreement and filings made under applicable securities laws to its investors and to any current or prospective lenders or other sources of debt or equity financing for Buyer.
6.10    Release. In consideration of Buyer’s covenants and agreements contained in this Agreement, effective as of the Closing Date, each Seller (on its own behalf and on behalf of its heirs, executors, administrators, agents, successors, permitted assigns and Subsidiaries) hereby releases, waives and discharges Buyer and the Company and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect thereof, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts (including those Contracts set forth in Section 3.9), covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection therewith or in connection with any costs associated with appearing as a third party witness, with the enforcement of this Agreement and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Closing Date; provided, that the foregoing release shall not extend to any Claims resulting from or arising under this Agreement, the Ancillary Agreements or any agreement, document or instrument contemplated by or entered into in connection with this Agreement to which such Seller is a party, except to the extent such Claims seek consideration for the Units in excess of that contemplated by this Agreement. This Section 6.12 is for the benefit of the Released Persons and shall be enforceable by any of them directly against such Seller. With respect to such Claims, each Seller hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
6.11    Restrictions on Transfer. Each Seller understands and agrees that it may not transfer any shares of Buyer Common Stock received by such Seller pursuant to this Agreement until such shares have been registered under the Securities Act pursuant to an effective registration statement and qualified under applicable state and foreign securities laws, unless an exemption from such registration and qualification requirements is available. Buyer covenants and agrees that, at such time as an exemption from such registration and qualification requirements is available (including pursuant to Rule 144 under the Securities Act) with respect to shares of Buyer Common Stock received by the Sellers pursuant to this Agreement, at the request of any Seller, Buyer shall reasonably cooperate with such Seller to instruct its transfer agent to remove the legends described in Section 4.10 upon delivery by such Seller to Buyer or its transfer agent of any seller’s and broker’s representation letters customarily delivered in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act and such other documents as Buyer may reasonably request (including an opinion of counsel).

ARTICLE VII.
[RESERVED]
ARTICLE VIII.

INDEMNIFICATION; REMEDIES
8.1    Survival of Representations, Etc. All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of 24 months following the Closing Date (except that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.28 (No Brokers), 4.1 (Organization), 4.2 (Authorization), 4.5 (Title to Units), 4.8 (No Brokers) and 4.9 (Accredited Status) shall survive indefinitely, and the representations and warranties set forth in Sections 3.19 (Employee Benefit Plans) and 3.22 (Tax Matters) shall survive until 30 days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections). Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable representations and warranties. The Seller Parties shall be entitled to rely upon the representations and warranties of Buyer set forth in this Agreement and Buyer shall be entitled to rely upon the representations and warranties of any Seller Party set forth in this Agreement. The expiration of the representations and warranties provided herein shall not affect the rights of a Buyer Indemnitee in respect of any written Claim made by such Buyer Indemnitee that is submitted to the Seller Representative prior to the expiration of the applicable survival period provided herein. All of the covenants, agreements and obligations of the parties under this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereto).
8.2    Indemnification.
(e)    Sellers’ Agreement to Indemnify. Each Seller, severally, shall indemnify, save and hold harmless Buyer and its Affiliates and Subsidiaries (including, following the Closing, the Company), and each of their respective Representatives (collectively, the “Buyer Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), consequential damages, reasonable attorneys’ fees and all amounts paid in defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by any Seller Party in or pursuant to ARTICLE III of this Agreement (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications solely for purposes of determining the amount of Damages); (ii) any breach of any representation or warranty or the inaccuracy of any representation made by such Seller in or pursuant to ARTICLE IV of this Agreement (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications solely for purposes of determining the amount of Damages); (iii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; (iv) any breach of any covenant or agreement made by such Seller in or pursuant to this Agreement; (v)

any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller Party (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (vi) any Long Term Liabilities or Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Long Term Liabilities or Transaction Expenses on the Closing Statement; (vii) any Claim or allegation that any Seller or other Person is entitled to any amount in connection with Buyer’s acquisition of 100% of the Units other than Consideration allocable to the Sellers in accordance with Section 1.2; (viii) any Taxes of the Company attributable to any Pre-Closing Tax Period, except to the extent that such Taxes are included in the calculation of Working Capital as finally determined pursuant to Section 1.6; and/or (ix) the matters identified on Schedule 8.2(a)(ix).
For purposes of clarifying the meaning of “several” indemnification by each Seller under this Section 8.2(a), (x) any portion of the Holdback Amount that is retained by Buyer Indemnitees pursuant to this ARTICLE VIII (other than for Claims for indemnification based solely on clause (ii) and/or (iv) of this Section 8.2(a), which are covered solely by clause (z) below) shall be deemed to have been “severally” recovered from all of the Sellers, (y) with respect to Claims for indemnification under this Section 8.2(a) (other than for Claims for indemnification based solely on clauses (ii) and/or (iv), which are covered solely by clause (z) below) that are not recovered from the Holdback Amount, (i) if any indemnification payment is owed, each Seller’s indemnification obligation pursuant to this ARTICLE VIII shall be equal to such Seller’s Pro Rata Percentage of the applicable Damages with respect to which the indemnification payment is made and (ii) such Claim shall be subject to Section 8.2(f), and (z) solely in the case of a Claim for indemnification against one or more Sellers based solely on clauses (ii) and/or (iv) of this Section 8.2(a) (any such claims, “Seller Specific Claims”), the Buyer Indemnitee shall have the right to (A) offset the applicable Damages from the portion of the Holdback Amount that would otherwise be allocable to the Seller(s) responsible for the breach that gave rise to such Claim (each, a “Responsible Seller”), in which case each Responsible Seller shall be obligated to promptly pay to the Buyer the amount of Damages arising from the breach that are allocable to such Responsible Seller to replenish such portion of the Holdback Amount; and (B) pursue the indemnification claim directly against each Responsible Seller responsible for such breach in accordance with the terms of this Agreement (and each such Responsible Seller shall be required to indemnify the Buyer Indemnitees for all Damages arising from such Claim on the terms and conditions set forth in this ARTICLE VIII).

(f)    Cooperation. The indemnified party and the indemnifying party shall cooperate with each other and their attorneys in the investigation, trial and defense of lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(g)    Indemnifying Parties. References in this ARTICLE VIII to “indemnifying party” shall be deemed to be references to the Sellers collectively and, for the avoidance of doubt, the Seller Representative shall represent the Sellers with respect to all such matters as provided in Section 8.2(f).
(h)    Procedure for Indemnification; Defense of Third-Party Claims.
(i)    If a Claim for Damages is to be made by a Buyer Indemnitee hereunder for any matter not involving a third party claim, such claim may be asserted by the Buyer Indemnitees by delivery of a Claim Notice to the Seller Representative as soon as reasonably practicable after Buyer becomes aware of any fact, condition or event which is reasonably likely to give rise to Damages for which indemnification may be sought under this ARTICLE VIII, provided, that the failure of Buyer to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Seller Representative demonstrates actual damage caused by such failure; further provided, that Buyer shall also provide a copy of any notice relating to a Seller Specific Claim to the applicable Responsible Seller. Following the delivery of a Claim Notice, the Seller Representative and its representatives and agents shall be given access (including electronic access, to the extent available) at reasonable times as they may reasonably require to the books and records of the Company and access to such personnel or representatives of the Company and Buyer, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, at reasonable times as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice; provided that the Buyer Indemnitees shall be entitled to withhold information from the Seller Representative if its provision to the Seller Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Seller Representative in a manner which would not result in such a waiver.
(ii)    If a Claim for Damages is to be made by a Buyer Indemnitee hereunder as a result of a third-party claim, Buyer shall, subject to this ARTICLE VIII, give a Claim Notice to the Seller Representative with respect to such Claim as soon as practicable after Buyer becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE VIII, provided, that the failure of Buyer to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Seller Representative demonstrates actual damage caused by such failure; further provided, that Buyer shall also provide a copy of any notice relating to a Seller Specific Claim to the applicable Responsible Seller. The Seller Representative shall be entitled, if it so elects at its own cost, risk and expense (solely on behalf of the Sellers), to participate in the defense of such claim and consult with Buyer in any defense of such claim and Buyer shall consider in good faith any reasonable comments or recommendations of the Seller Representative with respect to the defense of such claim, it being understood that Buyer shall have the sole right to control such defense; provided, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Buyer Indemnitees shall be entitled to withhold information from the Seller Representative if its provision to the Seller Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Seller Representative in a manner which would not result in such a waiver.
(iii)    Except for third party claims (i) for which the actual settlement amount is in excess of the then-remaining Holdback Amount, (ii) involving or seeking any claims solely for equitable relief or non-monetary remedy, (iii) involving or seeking any potential criminal liability or (iv) involving or seeking any alleged breaches of the Fundamental Representations (any such third party claims described in clauses (i)-(iv), an “Excluded Third Party Claim”) and subject to the following sentence, the Buyer Indemnitees shall not, without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), pay, compromise or settle any third party claim (any such third party claim (other than an Excluded Third Party Claim) a “Covered Third Party Claim”), provided that with respect to any Covered Third Party Claim that is a Seller Specific Claim, the Buyer Indemnitees shall not, without the prior written consent of the applicable Responsible Seller (such consent not to be unreasonably withheld, conditioned or delayed), pay, compromise or settle such third party claim (it being understood that the written consent of the Seller Representative shall not be required with respect to such payment, compromise or settlement if the applicable Responsible Seller has provided its written consent). Notwithstanding the foregoing, the Buyer Indemnitees shall have the right to pay, settle or compromise any such third party claim without consent of the Seller Representative (or, with respect to any Covered Third Party Claim that is a Seller Specific Claim, of the applicable Responsible Seller); provided, that in the event the Buyer Indemnitees settle, compromise or pay a Covered Third Party Claim without the consent of the Seller Representative (or, with respect to any Covered Third Party Claim that is a Seller Specific Claim, of the applicable Responsible Seller) and the Seller Representative (or, with respect to any Covered Third Party Claim that is a Seller Specific Claim, the applicable Responsible Seller) did not unreasonably withhold, condition or delay its consent to such settlement, compromise or payment, the Seller Representative (or, with respect to any Covered Third Party Claim that is a Seller Specific Claim, the applicable Responsible Seller) shall not be precluded from contesting the amounts owed by the Sellers in respect of such third party claim on the basis that the settlement by the Buyer Indemnitees was not reasonable in light of the circumstances of such third party claim or did not constitute, in whole or in part, an indemnifiable loss for purposes of this ARTICLE VIII.
(iv)    After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Buyer Indemnitee shall be entitled under this ARTICLE VIII shall be determined: (a) by the written agreement between Seller Representative and Buyer; (b) by a decision of the Arbitrator as contemplated by Section 10.17; or (c) by any other means to which Seller

Representative and Buyer shall agree. Within thirty days after delivery of a Claim Notice, Seller Representative shall deliver to Buyer a written response. If any dispute with respect to the matters set forth in the Claim Notice is not resolved within thirty days following the delivery by Seller Representative of such response, Seller Representative and the Buyer Indemnitee shall each have the right to submit such dispute to dispute resolution in accordance with the provisions of Section 10.17. Any amounts permitted to be retained from the Holdback Amount by the Buyer Indemnitees in accordance with the terms hereof shall be retained 79% from the Holdback Cash Amount and 21% from the Holdback Stock Amount.
(i)    Provisions Relating to Damages.
(i)    The term “Damages” as used in this ARTICLE VIII is not limited to matters asserted by third parties against any Seller Party or Buyer, but includes Damages incurred or sustained by Buyer in the absence of third-party claims. No Seller shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Company (or any Affiliate thereof) with respect to any indemnification claim of a Buyer Indemnitee against any Seller hereunder or otherwise in connection with this Agreement. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery. Except as set forth in the preceding sentence, the Seller Parties’ obligation to indemnify the Buyer Indemnitees shall not limit any other rights, including, without limitation, rights of contribution or subrogation, which the Seller Parties may have under statute or common law.
(ii)    Notwithstanding the foregoing, the term “Damages” as used in this ARTICLE VIII shall be calculated and determined subject to the following conditions: (a) Damages shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim), (b) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the Buyer Indemnitees shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all Buyer Indemnitees inadvisable, and (c) if the receipt of any indemnification payment is not treated as an adjustment to the Consideration but as an item of income to the applicable Buyer Indemnitee pursuant to applicable law, the amount of Damages shall not include any income Taxes required to be paid by such Buyer Indemnitee with respect to such indemnification payment.
(iii)    The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.
(iv)    Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for, and Damages shall not include, any punitive damages (except for punitive damages that are the subject of third-party claims).
(v)    All amounts payable by any Seller Party to a Buyer Indemnitee in respect of indemnification claims under this ARTICLE VIII and Section 6.7 shall be considered an adjustment to the Consideration for Tax purposes unless they are required to treat such payments otherwise by applicable laws.
(j)    Appointment of the Seller Representative.
(i)    By executing this Agreement, the Sellers shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Shareholder Representative Services LLC as the agent and attorney-in-fact for and on behalf of each Seller to act as the Seller Representative under this Agreement in accordance with the terms of this Section 8.2(f). In the event of the resignation, removal, dissolution, liquidation or bankruptcy of the Seller Representative, the Sellers shall promptly appoint a successor Seller Representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Buyer. The Sellers holding a majority of the Pro Rata Percentages of all the Sellers shall have the right to remove a Seller Representative and to appoint a successor Seller Representative; provided, that such removal and appointment of a successor shall be subject to the approval of S6 Holdings, which approval shall not be unreasonably withheld or delayed. The Seller Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement, and all actions taken by the Seller Representative hereunder shall be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and no Sellers shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Seller Representative or, following the Closing, any Sellers, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Sellers pursuant to Section 8.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer under this Agreement with respect to all matters arising under this

Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers.
(ii)    The Seller Representative has been duly authorized by the Sellers, in each case, for or on behalf of the Sellers, to:
(A)    take all actions required by, and exercise all rights granted to, the Seller Representative in this Agreement;
(B)    following the Closing, receive all notices or other documents given or to be given to the Sellers by Buyer pursuant to this Agreement;
(C)    following the Closing, receive and accept service of legal process in connection with any claim or other proceeding against the Sellers arising under this Agreement;
(D)    undertake, compromise, defend and settle any such suit or proceeding on behalf of the Sellers arising under this Agreement (including, without limitation, under ARTICLE VIII hereof);
(E)    execute and deliver all agreements, certificates and documents required or deemed appropriate by the Seller Representative in connection with any of the transactions contemplated by this Agreement;
(F)    engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;
(G)    work with Buyer to resolve any issues relating to the determination and final accounting of Working Capital and the Holdback Amount;
(H)    distribute the Seller Representative Reserve; and
(I)    take such other action as the Seller Representative may deem appropriate, including, without limitation:
(I)    agreeing to any modification or amendment of or waiver with respect to this Agreement and executing and delivering an agreement of such modification or amendment or waiver;

(II)    all such other matters as the Seller Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.
(iii)    The Seller Representative shall receive no compensation for services as the Seller Representative, except as set forth in the Representative Engagement Agreement. The Seller Representative will incur no liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the Seller Representative's gross negligence or willful misconduct. The Sellers, severally (based on each Seller’s Pro Rata Percentage compared to the aggregate Pro Rata Percentages of all Sellers), will indemnify, defend and hold harmless the Seller Representative from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative's execution and performance of this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Sellers, any such Representative Losses may be recovered by the Seller Representative from (A) the Seller Representative Reserve and (B) the Holdback Amount at such time as any remaining amounts thereof would otherwise be distributable to the Sellers in accordance with the terms hereof; provided, that while this Section 8.2(f)(iii) allows the Seller Representative to be paid from the Seller Representative Reserve and the Holdback Amount, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise against Sellers. Any recovery by the Seller Representative from the Holdback Amount shall be first from the Holdback Cash Amount and then, if the Holdback Cash Amount is less than the amount sought to be recovered, shall be from the Holdback Stock Amount. Buyer shall be entitled to rely upon any instructions from the Seller Representative with respect to the distribution of any portion of the Holdback Amount to which the Seller Representative is entitled pursuant to this Section 8.2(f)(iii). Unless the Sellers pay all Representative Losses upon demand by the Seller Representative, the Seller Representative shall have no obligation to incur such Representative Losses, or to continue to perform any duties hereunder, but may nevertheless do so and claim reimbursement. For the avoidance of doubt, in no event shall Buyer have any obligation to reimburse the Seller Representative for any Representative Losses and nothing in this Section 8.2(f)(iii) shall permit the recovery by the Seller Representative of any portion of the Holdback Amount not otherwise distributable to the Sellers in accordance with the terms hereof.

(iv)    Without limiting the generality of this Section 8.2(f), the Sellers agree that the Seller Representative shall act as representative of the Sellers for all purposes under this ARTICLE VIII. Buyer agrees that any claim for indemnification made by any of the Buyer Indemnitees pursuant to this Agreement shall be made exclusively through the Seller Representative acting on behalf of the Sellers (and the Sellers agree that any such claim against any Seller by a Buyer Indemnitee may be made by providing notice of such claim to the Seller Representative); provided, however, that Buyer may, in its sole discretion, elect to pursue claims for indemnification under clauses (ii) and/or (iv) of Section 8.2(a) directly against the applicable Responsible Seller(s).
(v)     The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Seller Representative and in general to do all things and to perform all acts. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Holdback Amount. Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement. Notwithstanding the power of attorney granted in this Section 8.2(f), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Sellers having signed or given such directly instead of the Seller Representative.
(vi)    Any action taken by the Seller Representative pursuant to the authority granted in this Section 8.2(f) shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.
(k)    Limitations on Indemnity.
(i)    The Seller Parties shall not be liable under this Agreement for any Damages until the aggregate amount otherwise due to the Buyer Indemnitees for indemnification claims exceeds an accumulated total of $150,000; provided, however, that this limitation shall apply only to indemnification claims made pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) or Section 8.2(a)(ix) hereof and shall not apply to breaches of the Fundamental Representations, to indemnification claims made pursuant to any of clauses (iii) – (viii) of Section 8.2(a), in the case of fraud, or to the Seller Representative’s rights to indemnification from the Sellers pursuant to Section 8.2(f)(iii). Once the aggregate amount of Damages exceeds such threshold amount, then the Buyer Indemnitees shall have the right to recover all Damages without regard to such threshold.

(ii)    The maximum aggregate liability of Sellers for claims of indemnification by the Buyer Indemnitees pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) and/or Section 8.2(a)(ix) shall be an amount equal to (A) $10,000,000 minus (B) the absolute value of the Final Adjustment Amount if the Final Adjustment Amount (as finally determined pursuant to Section 1.6) is a negative number, resulting in a distribution to Buyer in accordance with Section 1.6(f)(ii), provided, that such limitation shall not apply (i) in the case of fraud, or (ii) to inaccuracies in or breaches of any of the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.22 (Tax Matters), 3.28 (No Brokers), 4.1 (Organization), 4.2 (Authorization, 4.5 (Title to Units), 4.8 (No Brokers) and 4.9 (Accredited Status) (collectively, the “Fundamental Representations”).
(iii)    In the event of any claim for indemnification under Section 8.2(a), the Buyer Indemnitees shall first offset Damages arising from such claim against the Holdback Amount. If the remaining Holdback Amount is insufficient to cover Damages arising from such Claim, then, on the terms and subject to the conditions set forth herein (including the limitations on maximum aggregate liability set forth in Section 8.2(g)(ii)), the Buyer Indemnitees may seek recovery for the remaining amount of such Damages directly from each Seller in an amount not to exceed such Seller’s Pro Rata Percentage of such remaining amount of Damages (subject to clause (iv) of this Section 8.2(g)).
(iv)    Except for Representative Losses as set forth in Section 8.2(f)(iii), no individual Seller’s aggregate liability for Claims of indemnity under this Agreement shall exceed the total Consideration (including any portion of the Holdback Amount) paid to such Seller pursuant to this Agreement, except in the case of intentional misrepresentation or fraud (in which case recourse shall be sought against the Seller(s) who committed such intentional misrepresentation or fraud).
(v)    The indemnification obligations of the Sellers under Section 8.2(a)(ix) shall not apply with respect to any Claim first made by any Buyer Indemnitee under Section 8.2(a)(ix) after the second anniversary of the Closing Date; provided, that the expiration of such indemnification obligations shall not affect the rights of any Buyer Indemnitee in respect of any Claim made by such Buyer Indemnitee under such provision on or prior to the second anniversary of the Closing Date.
8.3    Holdback Amount.
(i)    In accordance with Section 1.3 hereof, Buyer shall deduct and hold back from the Cash Consideration and the Equity Consideration at the Closing the Holdback Amount, which shall be applied towards satisfaction of any indemnification obligations of the Seller Parties under this ARTICLE VIII and any obligations of the Seller Parties to pay any post-Closing adjustment pursuant to Section 1.6 hereof. The parties agree to treat the Holdback Amount as owned by Buyer and not received by the Sellers to the extent not paid to the Sellers pursuant to this Agreement, and to file all Tax Returns on a basis consistent with such treatment.
(j)    Subject to Section 8.3(e), on the two year anniversary of the Closing Date, Buyer shall distribute to the Sellers (i)(A) an amount equal to $7,900,000 in cash and (B) an aggregate number of shares of Buyer Common Stock equal to $2,100,000 divided by the Price Per Share, less (ii) the sum (the “Holdback Reduction Amount”) of (A) any Claims that have been satisfied from the Holdback Amount prior to such date, (B) the amount (the “Open Claims Amount”) that would be necessary in Buyer’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved Claims specified in any Claim Notice delivered to the Seller Representative prior to such date (each, an “Open Claim”) if such Claims were resolved in full in favor of the Buyer Indemnitees, (C) any portion of the Holdback Amount used to cover any adjustment pursuant to Section 1.6 (or if the final adjustment pursuant to Section 1.6 has not yet been determined, the portion of the Holdback Amount which Buyer contends should be used to cover the adjustment pursuant to Section 1.6) and (D) any applicable withholding Tax. Such distribution shall be allocated among the Sellers based on each Seller’s Pro Rata Percentage and the payment of cash shall be made by wire transfer in accordance with payment instructions provided by the Seller Representative. The Holdback Reduction Amount shall be allocated 79% to the cash that would otherwise be payable pursuant to Section 8.3(b)(i)(A) and 21% to the Buyer Common Stock that would otherwise be issuable pursuant to Section 8.3(b)(i)(B) (i.e., the cash payment pursuant to Section 8.3(b)(i)(A) shall be reduced by an amount equal to 79% of the Holdback Reduction Amount and the number of shares issuable pursuant to Section 8.3(b)(i)(B) shall be reduced by a number of shares of Buyer Common Stock equal to (y) 21% of the Holdback Reduction Amount divided by (z) the Price Per Share (appropriately adjusted to reflect any stock split, stock dividend (other than a stock dividend in connection with a Spinoff Transaction), reverse stock split or similar recapitalization event (other than a Spinoff Transaction) occurring after the date of this Agreement and to give effect to the provisions of Section 8.3(c) and Section 8.3(d), if applicable). Notwithstanding the foregoing, in the event a Buyer Indemnitee offsets Damages from a Responsible Seller’s allocable portion of the Holdback Amount pursuant to clause (z) of Section 8.2(a) and the applicable Responsible Seller fails to pay to Buyer the amount of such Damages to replenish the Holdback Amount in accordance with clause (z) of Section 8.2(a), then the amount of any payment that would otherwise be made to such Responsible Seller pursuant to this Section 8.3(b) shall be reduced dollar for dollar based on the amount of Damages that were offset by Buyer against such Responsible Seller’s allocable portion of the Holdback Amount. If an Open Claim is resolved and the Buyer Indemnitees are not entitled to the full amount of Damages specified in the Claim Notice for such Open Claim (the date any such Open Claim is resolved, an “Open Claim Resolution Date”), Buyer shall, subject to Section 8.3(e), distribute to the Sellers an amount equal to (i) the Holdback Reduction Amount minus (ii) the Cumulative Permanent Holdback Reduction Amount as of the applicable Open Claim Resolution Date (giving effect to the amount, if any, which Buyer is entitled to retain from the Holdback Amount with respect to the Open Claim resolved on such Open Claim Resolution Date) minus (iii) the amount (if any) that would be necessary in Buyer’s reasonable good faith judgment to satisfy any claims that are Open Claims as of the applicable Open Claim Resolution Date minus (iv) the amount of any prior distributions made pursuant to this sentence (any distributions made pursuant to this sentence “Open Claims Distributions”). For the avoidance of doubt, (A) if the amount of an Open Claims Distribution calculated pursuant to the preceding sentence is zero or less than zero, then no amount shall be distributed pursuant to the preceding sentence with respect to the resolution of the applicable Open Claim and (B) the aggregate amount of all Open Claims Distributions shall not exceed the lesser of (y) the Holdback Reduction Amount less the Cumulative Permanent Holdback Reduction Amount as of the applicable Open Claim Resolution Date (giving effect to the amount, if any, which Buyer is entitled to retain from the Holdback Amount with respect to the Open Claim resolved on such Open Claim Resolution Date) and (z) the Open Claims Amount. Such distribution shall be allocated among the Sellers based on each Seller’s Pro Rata Percentage and the payment of cash shall be made by wire transfer in accordance with payment instructions provided by the Seller Representative.
(k)    Subject to Section 8.3(e), if Buyer consummates a Spinoff Transaction prior to distribution (or forfeiture by the Sellers or other final resolution) of the Holdback Amount pursuant to this Section 8.3, then, in the event Buyer is required to distribute any portion of the Holdback Stock Amount to the Sellers following consummation of the Spinoff Transaction (each such distribution, a “Post Spinoff Distribution”), Buyer may satisfy its obligations relating to such distribution under this Section 8.3 by distributing the applicable shares of Buyer Common Stock required to be distributed under this Section 8.3 to the Sellers and either (i) causing Spinco to issue to the Sellers a number of shares of capital stock of Spinco (the “Spinco Share Amount”) equal to the number of shares of Spinco capital stock that the Sellers would have received on account of shares of Buyer Common Stock issued in the Post Spinoff Distribution if the Post Spinoff Distribution had occurred immediately prior to the record date applicable to consummation of the Spinoff Transaction and the number of shares of Buyer Common Stock to be issued in the Post Spinoff Distribution had been calculated as of such date or (ii) issuing additional shares of Buyer Common Stock equal to the aggregate value of the Spinco Share Amount based on the closing price per share of Spinco capital stock on the first full trading day following consummation of the Spinoff Transaction (the “Spinco Stock Amount Value”) divided by the closing price per share of Buyer Common Stock on the first full trading day following consummation of the Spinoff Transaction (appropriately adjusted in the event of any stock split, stock dividend, reverse stock split or similar recapitalization event occurring after the first full trading day following consummation of the Spinoff Transaction).
(l)    Subject to Section 8.3(e), if a transaction involving a Buyer Change of Control is consummated prior to distribution (or forfeiture by the Sellers or other final resolution) of the Holdback Amount pursuant to this Section 8.3, then, in the event Buyer is required to distribute any portion of the Holdback Stock Amount to the Sellers following consummation of the transaction involving the Buyer Change of Control (each such distribution, a “Post Buyer Change of Control Distribution”), Buyer (or any successor entity) may satisfy its obligations relating to such distribution under this Section 8.3 by distributing to the Sellers, at Buyer’s (or its successor’s) election (i) an amount of cash (in lieu of Buyer Common Stock) equal to (y) the number of shares of Buyer Common Stock that the Sellers would have received in the Post Buyer Change of Control Distribution pursuant to this Section 8.3 if the Post Buyer Change of Control Distribution had been made (in the form of Buyer Common Stock) immediately prior to consummation of the Buyer Change of Control multiplied by (z) the closing price per share of Buyer Common Stock on the date immediately prior to consummation of the Buyer Change of Control (or, if the Buyer Change of Control involves the acquisition of outstanding shares of Buyer Common Stock for cash, the price per share of Buyer Common Stock paid in the transaction involving the Buyer Change of Control) or (ii) the consideration that the Sellers would have received in the transaction involving the Buyer Change of Control in respect of shares of Buyer Common Stock issuable to the Sellers in the Post Buyer Change of Control Distribution pursuant to this Section 8.3 if the Post Buyer Change of Control Distribution had been made (in the form of Buyer Common Stock) immediately prior to consummation of the Buyer Change of Control; provided, that if a Spinoff Transaction has been consummated prior to such Buyer Change of Control and Buyer elects to pay cash or other consideration in lieu of Buyer Common Stock pursuant to this Section 8.3(d), then Buyer shall also be required to (i) make a cash payment to the Sellers equal to the Spinco Stock Amount Value or (ii) cause the Spinco Share Amount to be issued to the Sellers pursuant to clause (i) of Section 8.3(c).
(m)    Notwithstanding anything to the contrary contained herein, in the event that any cash or shares of capital stock are to be distributed to one or more Sellers pursuant to this Section 8.3, the Sellers hereby direct that two percent (2%) of any such cash or shares of capital stock otherwise distributable to such Sellers hereunder shall instead be distributed to the financial advisor of the Company identified as such on the Pre-Closing Statement (the “Financial Advisor”) (and the amount of cash and number of shares of capital stock otherwise payable or issuable to each Seller pursuant to this Section 8.3 shall be correspondingly reduced).
8.4    Exclusive Remedy. Except in the case of intentional misrepresentation or fraud (including, without limitation, any intentional misrepresentation or fraud by any officer or manager of the Company in connection with the consummation of the transactions contemplated by this Agreement), this ARTICLE VIII shall be the exclusive remedy of the Buyer Indemnitees from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE IX.
[RESERVED]

ARTICLE X.
MISCELLANEOUS
10.1    Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.
2    “Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each Seller shall be deemed an Affiliate of the Company.
3    “Agreed Accounting Principles” means GAAP consistently applied; provided that, notwithstanding the foregoing, Agreed Accounting Principles shall include the accounting policies and be subject to the exceptions described in Annex I.
4    “Ancillary Agreements” shall mean the Employment Offer Letters.
5    “Balance Sheet” shall mean the unaudited balance sheet of the Company at the date indicated thereon, together with the notes thereto.
6    “Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by the Company with respect to the Business.
7    “Business” shall mean the business of the Company.
8    “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

9    “Business Domain Names” shall mean the Internet domain names registered in the name of the Company, or used in connection with the Business.
10    “Business Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to the Company (it being understood that “Business Intellectual Property” shall include all Business Domain Names, but shall not include any Intellectual Property uploaded by any Artist but not assigned to or otherwise exclusively licensed to the Company).
11    “Business Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded, with or by any governmental authority, by or in the name of the Company or otherwise used in connection with the Business (including all Business Domain Names).
12    “Buyer Change of Control” shall mean (i) a sale of all or substantially all of the assets of Buyer and its subsidiaries taken as a whole to a third party or (ii) a merger, sale or other transaction resulting in holders of voting securities of Buyer immediately prior to such transaction holding, directly or indirectly, less than 50% of the voting interests of Buyer or any other surviving entity immediately following such transaction, in each case excluding a Spinoff Transaction.
13    “Buyer Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Buyer.
14    “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.
15    “Claim Notice” shall mean a written notice for indemnification provided by a Buyer Indemnitee to the Seller Representative describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, and shall include (if then known) the Buyer Indemnitee’s good faith estimate of the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based.
16    “Code” shall mean the Internal Revenue Code of 1986, as amended.
17    “Company Plan” shall mean each Plan under which the Company has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.
18    “Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.
19    “Consideration” shall mean the Cash Consideration and the Equity Consideration.
20    “Contract” shall mean any agreement, contract, note, loan, evidence of Indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, Company Plan, license, instrument, obligation, promise or commitment (in each case, whether written or oral) to which the Company is a party or is bound.
21    “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.
22    “Cumulative Permanent Holdback Reduction Amount” shall mean, as of any date, an amount equal to (a) the amount of any Claims that have been satisfied from the Holdback Amount prior to such date plus (b) any portion of the Holdback Amount used to cover any adjustment pursuant to Section 1.6 prior to such date plus (c) any withholding Tax applicable to any distribution of any portion of the Holdback Amount to the Sellers.
23    “Current Assets” shall mean all cash and cash equivalents of the Company determined in accordance with GAAP, as adjusted by the Agreed Accounting Principles.
24    “Current Liabilities” shall mean all current liabilities of the Company determined in accordance with GAAP, but excluding any Transaction Expenses and deferred Tax liabilities.
25    “Data Protection Laws” shall mean the data protection and privacy laws of each country where the Company is established and those of each country where any such data  is collected or otherwise processed, including without limitation such laws and Regulations that implement the European Data Protection Directive and the Privacy and Electronic Communications Directive (2002/58/EC) in the European Economic Area (“EEA”) and any applicable guidelines and codes issued by a competent data protection authority, or other competent governmental body or agency, in respect of such laws, and shall also mean the Massachusetts data protection law, 201 CMR 17.00, and Section 5 of the (U.S.) Federal Trade Commission Act and any and all state laws and Regulations governing privacy or unfair or deceptive trade practices.

26    “Default” shall mean (a) a breach of or default under any Contract or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Permit.
27    “Disclosure Schedules” shall mean a schedule executed and delivered by the Seller Parties to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in ARTICLE III hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.
28     “Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the WARN, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.
29    “Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, or encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, but shall not include any restrictions arising under applicable federal and state securities laws.
30    “Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act,

Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.
31    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
32    “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company within the meaning of in Section 414(b), (c), (m) or (o) of the Code.
33    “Estimated Cash Transaction Expenses” shall mean the Estimated Transaction Expenses, excluding the FA Stock Amount.
34    “Estimated Long Term Liabilities” shall mean the estimate of Long Term Liabilities set forth on the Pre-Closing Statement.
35    “Estimated Transaction Expenses” shall mean the estimate of Transaction Expenses set forth on the Pre-Closing Statement.
36    “Estimated Working Capital” shall mean the estimate of Working Capital set forth on the Pre-Closing Statement.
37    “FA Stock Amount” shall mean the number of shares of Buyer Common Stock to be issued to the Financial Advisor at the Closing as set forth in the Pre-Closing Statement.
38    “Facility” shall mean any real property, leaseholds or other real property interest relating to the Business currently owned or held by the Company.
39    “Financial Statements” shall mean the Year End Financial Statements and the Interim Financial Statements.
40    “Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by the Company and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s suppliers, including all warranty rights with respect thereto.
41    “GAAP” shall mean United States generally accepted accounting principles and practices, as applied in preparation of the Financial Statements.
42     “Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.
43    “Indebtedness” shall mean, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards not paid when due, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of others secured by an Encumbrance on any asset of the Company, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.
44     “Insurance Policies” shall mean the insurance policies of any Seller Party listed on Schedule 3.23 of the Disclosure Schedules.
45    “Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:
(a)    all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof, utility models, and certificates of invention, regardless of country or formal name;
(b)    all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;
(c)    all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;
(d)    all trademarks, service marks, logos, trade names, Internet domain names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;
(e)    all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, software and processes;
(f)    all other intangible assets, properties and rights; and
(g)    all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.
46    “Interim Balance Sheet” shall mean the Balance Sheet dated the Interim Balance Sheet Date.
47    “Interim Balance Sheet Date” shall mean May 31, 2013.
48    “Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited statements of income and cash flow of the Company for the period ended on the Interim Balance Sheet Date.
49    “IRS” shall mean the United States Internal Revenue Service or any successor agency.
50    “Knowledge of the Company” shall mean the actual knowledge of any of Justin Cooper, Justin Wills and Lucas Tirigall-Caste, in each case, following reasonable inquiry.
51    “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured.

52    “LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of the Company, effective as of February 8, 2012.
53    “Long Term Liabilities” shall mean all Indebtedness and other long term liabilities of the Company as of the Closing determined in accordance with GAAP on a consolidated basis (including any such liabilities arising as a result of the consummation of the transactions contemplated hereby), but excluding any deferred Tax liabilities. Any pre-payment or other penalties required to be paid if all Indebtedness were repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose.
54    “Material Adverse Effect” or “Material Adverse Change” shall mean with respect to the Company or the Business any material adverse effect or change: (a) in the financial condition, business, results of operations, assets, Liabilities, or operations of the Company or the Business taken as a whole, but excludes any effect or change: (i) resulting from general economic conditions, (ii) affecting generally companies in the industry in which the Company conducts its Business, or (iii) any changes in applicable laws or accounting rules or principles, including changes in GAAP, except, with respect to clauses (i), (ii), or (iii), to the extent that any such changes or effects have a disproportionate adverse effect on the Company or the Business as compared to other companies operating in the same industries as the Company; or (b) on the ability of the Seller Parties to consummate the transactions contemplated hereby.
55    “ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:
(a)    such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b)    such action is not required to be authorized by the board of directors, managers or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and
(c)    such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, managers or members (or by any Person or group of Person exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
56    “Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.
57    “Owned Real Property” shall mean all real property owned in fee by the Company, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.
58     “Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the conduct of, or relating to the operation of the Business.
59    “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.
60    “Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including without limitation unique device or browser identifiers; and shall also mean “personal information” as defined by applicable laws relating to the collection, use, storage, and/or disclosure of information about an identifiable individual.
61    “Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing, and each other (i) employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) compensatory profits interest, equity option, restricted equity, deferred equity, performance equity, equity appreciation, equity unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment.
62    “Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

63    “Price Per Share” shall mean $8.61. For purposes of Section 8.3, the Price Per Share shall be appropriately adjusted to reflect any stock split, stock dividend (other than a stock dividend in connection with a Spinoff Transaction), reverse stock split or similar recapitalization event (other than a Spinoff Transaction) occurring after the date of this Agreement with respect to Buyer Common Stock.
64    “Pro Rata Percentage” shall mean, for each Seller, the percentage set forth opposite such Seller’s name on Schedule 1.2 of the Disclosure Schedules.
65    “Property Tax” shall mean any personal or real property Tax or similar ad valorem Tax.
66    “Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.
67    “Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.
68    “Representative Engagement Agreement” shall mean that certain Engagement Agreement, entered into on or about the date hereof, by and among the Company, the Seller Representative and the Sellers party thereto.
69    “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
70    “Spinoff Transaction” shall mean a pro rata distribution by Buyer of capital stock of a Subsidiary of Buyer (“Spinco”) to Buyer’s stockholders in connection with the separation of its business into two publicly traded companies consisting of Buyer’s media business and Buyer’s domain services business, respectively.
71    “Straddle Period” shall mean any period beginning before the Closing Date and ending after the Closing Date.
72    “Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.
73    “Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company pursuant to a license, lease or similar right.
74    “Tax” shall mean any and all taxes, including, without limitation, (a) any net income, alternative or add-on minimum, gross income, gross receipts, branch profits, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profits, escheat, custom duty, estimated tax or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), whether disputed or not, (b) in the case of any Seller Party, liability for the payment of any amount described in clause (a) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.
75    “Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.
76    “Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, Regulations or administrative requirements relating to any Tax.
77    “Transaction Expenses” shall mean the aggregate amount of all unpaid fees and expenses incurred by or required to be paid by the Company as of the Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby (whether or not billed prior to the Closing Date), including, without limitation, all legal, financial advisory, investment banking, accounting, consulting and other fees and expenses and any broker’s or finder’s fees. For the avoidance of doubt, Transaction Expenses shall be determined before giving effect to the payment by Buyer of any Transaction Expenses on the Closing Date.

78    “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.
79    “Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company as of the Closing.
80    “Year End Financial Statements” shall mean the audited consolidated Balance Sheet and related audited consolidated statements of income and members’ equity and cash flows of the Company as of and for the fiscal years ended as of December 31, 2011 and 2012.
The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Adjustment Amount	1.6(c)(v)
Adjustment Statement	1.6(d)
Affiliate Agreements	3.9(a)(v)
Agreement	Preamble
Allocation	6.7(b)
Arbitrator	10.17
Artist	3.9(a)(vii)
Artist Agreements	3.9(a)(vii)
Buyer	Preamble
Buyer Indemnitees	8.2(a)
Buyer’s Accountants	6.8
Cardholder Data	3.18(j)
Cash Consideration	1.2(b)
Claims	6.12
Closing	2.1
Closing Date	2.1
Closing Statement	1.6(c)(i)
Company	Preamble
Company Securities	3.3(b)
Competitive Activities	6.1(b)(i)
Contaminants	3.18(j)
Covered Third Party Claim	8.2(d)(iii)
Damages	8.2(a)
Disclosure Document	6.8
Dispute Notice	10.17
Disputes	10.17
Employment Offer Letter	Recitals
Equity Consideration	1.2(a)
Excluded Third Party Claim	8.2(d)(iii)

Term	Section
Final Adjustment Amount	1.6
Final Partnership Tax Returns	6.7(d)
Financial Advisor	8.3(e)
Fundamental Representations	8.2(g)(ii)
Holdback Cash Amount	1.3
Holdback Stock Amount	1.3
Holdback Amount	1.3
Holdback Reduction Amount	8.3(b)
Infringement Notice	3.18(e)
JAMS	10.17
Joinder	2.2(b)(ix)
Key Employee	Recitals
Long Term Liabilities Adjustment Amount	1.6(c)(iii)
Material Contracts	3.9(a)
Open Claim	8.3(b)
Open Claims Amount	8.3(b)
Open Claims Distributions	8.3(b)
Open Claim Resolution Date	8.3(b)
Open Source	3.18(l)
Periodic Report	6.8
Post Buyer Change of Control Distribution	8.3(d)
Post Spinoff Distribution	8.3(c)
Pre-Closing Portion	6.7(f)
Pre-Closing Statement	1.6(a)
Released Persons	6.12
Representative Losses	8.2(f)(iii)
Responsible Seller	8.2(a)
Restricted Persons	6.1(a)
S6 Holdings	2.2(b)(ix)
SEC	6.8
Seller(s)	Preamble
Seller Party(ies)	Preamble
Seller Representative	Preamble
Seller Representative Reserve	1.4
Seller Specific Claims	8.2(a)
Spinco	10.1
Spinco Share Amount	8.3(c)
Spinco Stock Amount Value	8.3(c)
Straddle Period Tax Return	6.7(e)
Tax Contest	6.7(h)
Transaction Expenses Adjustment Amount	1.6(c)(iv)

Term	Section
Transfer Taxes	6.7(a)
Units	Recitals
WARN Act	3.16(f)
Working Capital Adjustment Amount	1.6(c)(ii)
Working Capital Target	1.6(b)(i)

10.2    Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by e-mail or confirmed facsimile; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
If to a Seller other than S6 Holdings LLC, to the address set forth on such Seller’s signature page hereto, with a copy to (which shall not constitute notice):
Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attn:     Hank Barry, Esq.
E-mail: hbarry@sidley.com
Telephone: 650-565-7000
Fax: 650-565-7100

If to S6 Holdings, LLC, to the address set forth on S6 Holdings, LLC’s signature page hereto, with a copy to (which shall not constitute notice):
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Road, Suite 200
San Diego, CA 92130
Attn:     Jeffrey Higgins, Esq.
E-mail: jhiggins@gunder.com
Telephone: (858) 436-8020
Fax: (877) 881-3735
If to the Seller Representative, addressed to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attn:     Managing Director
E-mail: deals@shareholderrep.com
Telephone: (303) 648-4085
Fax: (303) 623-0294
With a copy to (which shall not constitute notice):
Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attn:     Hank Barry, Esq.
E-mail: hbarry@sidley.com
Telephone: 650-565-7000
Fax: 650-565-7100
If to Buyer, addressed to:
Demand Media, Inc.
1630 Stewart St., Suite 120
Santa Monica, CA 90404
Attn:     General Counsel
E-mail: matthew.polesetsky@demandmedia.com
Telephone: (310) 394-6400
Fax: (310) 395-6249
With a copy to (which shall not constitute notice):
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn:    W. Alex Voxman, Esq.
E-mail: alex.voxman@lw.com
Telephone: (213) 485-1234
Fax: (213) 891-8763
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.3    Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.
10.4    Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
10.5    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions under the caption “Confidentiality” in the Letter of Intent shall survive the termination of this Agreement and remain in effect if the Closing does not occur. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.
10.6    Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Seller Party without the prior written consent of Buyer. Buyer may, without the consent of the Seller Parties assign all or any portion of its rights and obligations hereunder; provided, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment shall release the assignor from any of its obligations hereunder. In addition, Buyer may assign its rights hereunder to a lender as collateral security.
10.7    Amendment or Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the Seller Representative, or, in the case of an amendment or modification that affects the Sellers disproportionately (including any change to how the Equity Consideration or Cash Consideration is distributed among the Sellers), by all Sellers, and Buyer. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 10.7, each Seller agrees that any amendment, modification or waiver of this Agreement signed by the Seller

Representative in accordance with this Section 10.7 shall be binding upon and effective against each such Seller whether or not such Seller has signed such amendment, modification or waiver.
10.8    Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
10.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
10.10    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “made available to Buyer” or other words of similar import refer to the Sellers having made the applicable documents available to Buyer by posting them in the Company’s online data room located at https://datasite.merrillcorp.com (as reflected on the data room index dated as of the date hereof set forth on Schedule 10.10(g)) and granting Buyer access to such data room to review such documents and (h) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified. Subject to Section 10.2, any reference to any notice or other communication received “in writing” shall be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, facsimile, electronic mail or any other means of written communication.
10.11    Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of ARTICLE VIII, is entitled to indemnification, shall be considered a third‑party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
10.12    Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.
10.13    Consent to Jurisdiction. Except for Disputes that are subject to arbitration as contemplated by Section 10.17 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property (including for purposes of enforcement of any arbitration award issued by an Arbitrator with respect to any Dispute that was subject to arbitration as contemplated by Section 10.17 hereof), to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
10.14    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
10.15    Legal Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.
10.16    S6 Holdings Members. The members of S6 Holdings shall be deemed parties to this Agreement bound by certain of the provisions herein to the extent set forth in the Joinders executed and delivered pursuant to Section 2.2(b)(ix).
10.17    Arbitration. Any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this

Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:
(i)    Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within 14 days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.
(ii)    If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of 14 days from any such initial meeting or within 30 days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS. The Arbitrator shall be a disinterested party.
(iii)    Within 30 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.
10.18    Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
10.19    Cumulative Remedies. Subject to Section 8.4, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
10.20    Conflict of Interest. If the Seller Representative so desires, acting on behalf of the Sellers and without the need for any consent or waiver by the Company or Buyer, Sidley Austin LLP (“Sidley”) shall be permitted to represent the Seller Representative and the Sellers after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Sidley shall be permitted to represent the Seller Representative, the Sellers, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their Representatives under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to the post-closing adjustments and any indemnification claims.
10.21    Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
10.22    Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
10.23    Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

DEMAND MEDIA, INC.

By: _____________________________

Name: _____________________________
Title: _____________________________

SELLERS:

JUSTIN COOPER
________________________

[●]
[●]
E-mail: [●]

JUSTIN WILLS
________________________

[●]
[●]
E-mail: [●]

LUCAS TIRIGALL-CASTE
________________________

[●]
[●]
E-mail: [●]

S6 HOLDINGS, LLC
By: ________________________

Name: ________________________
Title: _________________________

[●]
[●]
Attn: [●]
Telephone: [●]
Fax: [●]

Signature Page to Securities Purchase Agreement

SELLER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE
SERVICES LLC,
solely in its capacity as Seller Representative

By: _____________________________

Name: _____________________________
Title: ______________________________

Signature Page to Securities Purchase Agreement

COMPANY:

SOCIETY6, LLC

By: _____________________________

Name: _____________________________
Title: ______________________________

Signature Page to Securities Purchase Agreement